CREDIT AGREEMENT

dated as of March 16, 2012, among

TROPICANA ENTERTAINMENT INC., THE LENDERS PARTY HERETO
and
UBS AG, STAMFORD BRANCH, as Administrative Agent and Collateral Agent
and
UBS SECURITIES LLC, as Sole Bookrunner and Sole Lead Arranger

ARTICLE I.	Definitions
1.01	Defined Terms
1.02	Terms Generally
ARTICLE II.	The Credits
2.01	Commitments
2.02	Loans
2.03	Borrowing Procedure
2.04	Evidence of Debt; Repayment of Loan
2.05	Fees
2.06	Interest on Loans
2.07	Termination of Commitments
2.08	Interest Elections
2.09	Amortization and Repayment of Loans
2.10	Optional and Mandatory Prepayments of Loans
2.11	Alternate Rate of Interest
2.12	Reserve Requirements; Change in Circumstances
2.13	Breakage Payments
2.14	Payments Generally; Pro Rata Treatment; Sharing of Setoffs
2.15	Taxes
2.16	Mitigation Obligations; Replacement of Lenders
2.17	Defaulting Lenders
2.18	Increase in Commitments
ARTICLE III.	Representations and Warranties
3.01	Organization; Powers
3.02	Authorization; No Conflict
3.03	Enforceability
3.04	Governmental Approvals
3.05	Financial Statements
3.06	No Material Adverse Change
3.07	Title to Properties; Possession Under Leases
3.08	Subsidiaries
3.09	Litigation; Compliance with Laws
3.10	Agreements
3.11	Federal Reserve Regulations
3.12	Investment Company Act
3.13	Tax Returns
3.14	No Material Misstatements
3.15	Employee Benefit Plans
3.16	Environmental Matters
3.17	Insurance
3.18	Security Documents
3.19	Location of Real Property and Leased Premises

3.20	Leased Ships and Vehicles
3.21	Labor Matters
3.22	Sanctioned Persons. Patriot Act
3.23	Casino Leases
3.24	Citizenship
3.25	Use of Proceeds.
3.26	Solvency
3.27	No Burdensome Restrictions.
3.28	Intellectual Property.
ARTICLE IV.	Conditions of Lending
4.01	Conditions to the Closing Date
ARTICLE V.	Affirmative Covenants
5.01	Existence; Compliance with Laws; Businesses and Properties
5.02	Insurance
5.03	Payment of Obligations and Taxes
5.04	Financial Statements, Reports, etc
5.05	Litigation and Other Notices
5.06	Information Regarding Collateral
5.07	[Intentionally Omitted]
5.08	Maintaining Records; Access to Properties and Inspections; Annual Meetings
5.09	Use of Proceeds
5.10	Employee Benefits
5.11	Compliance with Environmental Laws
5.12	Environmental Reporting
5.13	[Intentionally Omitted]
5.14	Further Assurances
5.15	Post-Closing Collateral Matters
5.16	Maintenance of Ratings
5.17	Minimum Capital Expenditures
5.18	Designation of Subsidiaries.
ARTICLE VI.	Negative Covenants
6.01	Indebtedness
6.02	Liens
6.03	Investments, Loans and Advances
6.04	Mergers, Consolidations and Acquisitions; Sales of Assets
6.05	Restricted Payments; Restrictive Agreements
6.06	Transactions with Affiliates
6.07	Business of the Borrower, the Guarantors and the Restricted Subsidiaries
6.08	Other Indebtedness and Agreements
6.09	[Intentionally Omitted]
6.10	[Intentionally Omitted]

6.11	First Lien Net Leverage Ratio
6.12	Total Net Leverage Ratio
6.13	Fiscal Year
6.14	Sale and Leaseback Transaction
ARTICLE VII.	Events of Default
ARTICLE VIII.	The Administrative Agent and the Collateral Agent
8.01	Appointment of Agents.
8.02	Rights as a Lender.
8.03	Exculpatory Provisions
8.04	Reliance by Agent
8.05	Delegation of Duties
8.06	Resignation of Agent
8.07	Non-Reliance on Agent and Other Lenders
8.08	Withholding Tax
8.09	No Other Duties, Etc
8.10	Enforcement
8.11	Security Documents
ARTICLE IX.	Miscellaneous
9.01	Notices
9.02	Survival of Agreement
9.03	Binding Effect
9.04	Successors and Assigns
9.05	Expenses; Indemnity
9.06	Right of Setoff
9.07	Applicable Law
9.08	Waivers; Amendment
9.09	Application of Gaming Laws
9.10	Interest Rate Limitation
9.11	Entire Agreement; Survival of Agreement
9.12	WAIVER OF JURY TRIAL
9.13	Marshalling; Payments Set Aside
9.14	Severability
9.15	Independence of Covenants
9.16	Counterparts
9.17	Headings
9.18	Jurisdiction; Consent to Service of Process
9.19	Confidentiality
9.20	USA PATRIOT Act Notice
9.21	Disclosure
9.22	Obligations Absolute

SCHEDULES
Schedule 1.01(a) – Guarantors
Schedule 1.01(b) – Mortgaged Property
Schedule 2.01 – Lenders and Commitments
Schedule 3.02 – Conflicts
Schedule 3.04 – Government Approvals
Schedule 3.07 – Title to Properties
Schedule 3.08 – Subsidiaries
Schedule 3.09 – Litigation
Schedule 3.15 – ERISA Events
Schedule 3.16 – Environmental Matters
Schedule 3.17 – Insurance
Schedule 3.18 – Intellectual Property Matters
Schedule 3.18(a) – UCC Filing Offices
Schedule 3.19(a) – Owned Real Property
Schedule 3.19(b) – Leased Real Property
Schedule 3.20 – Owned and Leased Ships/Vessels
Schedule 3.21 – Labor Matters
Schedule 3.23 – Casino Leases
Schedule 4.01(p) – Local Counsel
Schedule 5.15 – Post-Closing Collateral Matters
Schedule 6.01 – Indebtedness
Schedule 6.02 – Liens
Schedule 6.03 – Investments
Schedule 6.05 – Restrictive Agreements
Schedule 6.08(a) – Material Contracts

EXHIBITS

Exhibit A – Form of Administrative Questionnaire
Exhibit B – Form of Assignment and Assumption
Exhibit C – Form of Borrowing Request
Exhibit D – Form of Guarantee and Collateral Agreement
Exhibit E – Form of Ship Mortgage
Exhibit F – Form of Mortgage
Exhibit G – Form of Note
Exhibit H – Form of Solvency Certificate
Exhibit I – Form of Intercompany Note
Exhibit J – Form of Interest Election Request

CREDIT AGREEMENT
CREDIT AGREEMENT (as it may be amended, supplemented or otherwise modified from time to time, this “Agreement”) dated as of March 16, 2012, among TROPICANA ENTERTAINMENT INC., a Delaware corporation (the “Borrower”), the lenders party hereto from time to time (the “Lenders”) and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.
PRELIMINARY STATEMENT
WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;
WHEREAS, the Borrower has requested that the Lenders provide a senior secured first lien term loan credit facility in an aggregate principal amount of $175,000,000, to repay certain indebtedness, including under the Existing Credit Agreement, to pay fees and expenses relating to this Agreement and for other general corporate purposes;
WHEREAS, the Lenders are willing to make available to the Borrower the Loans upon the terms and subject to the conditions set forth herein; and
WHEREAS, each of the Guarantors has agreed to guaranty the obligations of the Borrower hereunder in accordance with the terms of the Guaranty and Security Agreement and each of the Borrower and each of the Guarantors has agreed to secure its obligations to the Lenders hereunder with, inter alia, security interests in, and liens on, substantially all of its property and assets, whether real or personal, tangible or intangible, now existing or hereafter acquired or arising, all as more fully provided herein and in the Security Documents.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
ARTICLE I.
Definitions
1.01    Defined Terms.     As used in this Agreement, the following terms shall have the meanings specified below:
“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
“Additional Guarantor” shall have the meaning assigned to such term in Section 5.14(b).

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period; provided that the Adjusted LIBOR Rate shall be deemed to be not less than 1.50% per annum.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that (i) neither any Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of Borrower or any Subsidiary (except for purposes of determining status as an Affiliated Lender hereunder) with respect to transactions relating to this Agreement or the other Loan Documents; and (ii) solely for purposes of determination of the Borrower’s or any Restricted Subsidiary’s compliance with Section 6.06 and Section 6.08(a), beneficial ownership of less than fifteen percent (15%) of the Voting Stock of a Person and the absence of the right, whether through the ownership of voting securities, by contract or otherwise, to elect, appoint, or designate fifteen percent (15%) or more of the then authorized number of directorships of such Person’s board of directors (or equivalent governing body), from time to time, shall be deemed to not constitute Control for purposes of determining whether one Person is an Affiliate of another Person.
“Affiliated Lender” shall mean a Lender that is the Borrower, any Person included in the definition of “Icahn Group” or an Affiliate of the Borrower (other than a natural person).
“Agents” shall mean the Administrative Agent and the Collateral Agent.
“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for a Eurodollar Borrowing that has an Interest Period of one month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points; provided that the Alternate Base Rate shall be deemed to be not less than 2.50% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason on any day, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the

Federal Funds Effective Rate, respectively.
“Applicable ABR Margin” shall mean, at any date, with respect to each ABR Loan, 5.00% per annum.
“Applicable ECF Percentage” shall mean, for any fiscal year beginning with the fiscal year ending December 31, 2012, (a) 50% if the First Lien Net Leverage Ratio as of the last day of such fiscal year is greater than or equal to 2.75 to 1.00, (b) 25% if the First Lien Net Leverage Ratio as of the last day of such fiscal year is less than 2.75 to 1.00 but greater than or equal to 1.50 to 1.00 and (c) 0% if the First Lien Net Leverage Ratio as of the last day of such fiscal year is less than 1.50 to 1.00.
“Applicable LIBOR Margin” shall mean, at any date, with respect to each Eurodollar Loan, 6.00% per annum.
“Applicable Margin” shall mean, with respect to an ABR Loan, Applicable ABR Margin, and with respect to a Eurodollar Loan, Applicable LIBOR Margin.
“Argosy III” shall mean the Argosy III Riverboat, Official Number 1023758, and all related fittings, furnishings, fixtures, equipment and appurtenances.
“Arranger” shall mean UBS Securities LLC, as sole lead arranger and sole bookrunner hereunder.
“Aruba Project” shall mean the facility located in Aruba in existence, being developed or being planned for as conducted or to be conducted as a Permitted Business.
“Asset Sale” shall mean the sale, transfer, conveyance, assignment, lease or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower, any Restricted Subsidiary or any Guarantor to any Person other than the Borrower, any Restricted Subsidiary or any Guarantor of (a) any Equity Interests held by the Borrower or any of the Guarantors or Restricted Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Guarantors or Restricted Subsidiaries (other than (i) inventory in each case disposed of in the ordinary course of business, (ii) surplus, damaged, obsolete, scrap, idle or worn out assets, in each case disposed of in the ordinary course of business, (iii) the cross-licensing or nonexclusive licensing of Intellectual Property in the ordinary course of business, (iv) the sale or issuance of any Restricted Subsidiary’s equity to any Loan Party, (v) the sale or discount of overdue accounts receivables arising in the ordinary course of business (consistent with customary industry practice and not as part of any bulk sale or financing of receivables), (vi) the sale, transfer, conveyance, assignment, lease or other disposition of furniture, fixtures, equipment (including gaming equipment) in the ordinary course of business), (vii) the leasing of Real Property in the ordinary course of business, (viii) Cash Equivalents or debt or equity securities of, or loans to (in each case, such securities or loans shall be any of the following: publicly traded loans or securities, syndicated loans, club loans, bank loans or other similar types of securities or loans, in each case initially invested in or by multiple non-Affiliated lenders or investors), Persons that are engaged in a Permitted Business (other than to the extent the Borrower or any Restricted Subsidiary has any management control of such Person) and (ix) any sale, transfer, conveyance, assignment, lease or other disposition or series of related sales, transfers, conveyances, assignments, leases or other related dispositions that have a purchase price not in excess of $1,000,000).
“Asset Swap” shall mean an exchange of any assets (including Capital Stock) by the Borrower or a Restricted Subsidiary for: (a) the assets of, or any Capital Stock of, a Person engaged in one or more Permitted Businesses, if after giving effect to any such acquisition of assets or Capital Stock, such acquired assets are used in a Permitted Business, or such Person becomes a Restricted Subsidiary of, the Borrower and/or (b) other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business by the Borrower or a Restricted Subsidiary; provided that (i) a portion consisting of no more than 25% of the consideration for the assets subject to such Asset Swap may be paid to the Borrower or such Restricted Subsidiary in cash, (ii) to the extent that the property subject to such Asset Swap being disposed by the Borrower or such Restricted Subsidiary constituted Collateral, then all property acquired by the Borrower or such Subsidiary pursuant to such Asset Swap shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties to the extent required by Section 5.14, (iii) to the extent that the assets or Capital Stock subject to such Asset Swap being disposed of by the Borrower or such Restricted Subsidiary was of or from a Loan Party, the acquired assets are used in a Permitted Business or the Person whose Capital Stock was acquired becomes a Loan Party and (iv) after giving effect to such Asset Swap, on a Pro Forma Basis, neither the Consolidated EBITDA (for the latest four quarter period for which financial statements have been delivered pursuant to Section 6.04(a) or (b)) nor the total assets (based on the balance sheet for the latest fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b)) attributable to the operations of the Borrower and its Restricted Subsidiaries in any of the local gaming markets involved in the Asset Swap shall exceed 40% of the Consolidated EBITDA or total assets of the Borrower and its Restricted Subsidiaries, taken as a whole, calculated as if such Asset Swap had occurred on the first day of the most recently ended Test Period.
“Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
“Assignment of Earnings, Charters and Insurances” shall refer to each assignment of earnings, charters and insurances, in form and substance reasonably acceptable to the Administrative Agent, entered into in connection with each Ship Mortgage and creating a security interest in the Assigned Property (as defined in the Assignment of Earnings, Charters and Insurances) under the UCC.
“Available Amount” means, as applicable to any Restricted Payment, a cumulative amount, equal to (a) the amount equal to: (i) fifty percent (50%) of the Borrower’s cumulative

Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss), measured from April 1, 2012 through the last day of the most recently ended fiscal quarter of the Borrower prior to the date such Restricted Payment is made (the “Applicable Measurement Period”), less (ii) the amount equal to: (X) Investments made during the Applicable Measurement Period which were permitted to be made under Section 6.03 hereof (other than Investments in Restricted Subsidiaries), less (Y) returns, profits, distributions and similar amounts received on such Investments during the Applicable Measurement Period (in each case, up to the amount of the original Investment), plus (b) the proceeds of Equity Issuances of the Borrower (other than of Disqualified Capital Stock and proceeds used to satisfy Cure Amounts) during the Applicable Measurement Period, plus (c) the fair market value of capital contributions to the Borrower (other than of Disqualified Capital Stock and proceeds used to satisfy Cure Amounts) during the Applicable Measurement Period, plus (d) debt and Disqualified Capital Stock that have been, during the Applicable Measurement Period, exchanged or converted into Capital Stock (other than Disqualified Capital Stock), together with the fair market value of any property received, during the Applicable Measurement Period, upon such exchange or conversion, plus (e) the net proceeds of sales of Investments received during the Applicable Measurement Period, plus (f) Investments of the Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been, during the Applicable Measurement Period, redesignated as a Restricted Subsidiary or that has been, during the Applicable Measurement Period, merged or consolidated into the Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been, during the Applicable Measurement Period, transferred to the Company or any of its Restricted Subsidiaries.
“Aztar” shall mean Aztar Corporation, a Delaware corporation or any successor thereto.
“B-527” shall mean the support barge to Bayou Caddy’s Jubilee Casino with the name “B-527”, Official Number 514272, and all related fittings, furnishings, fixtures, equipment and appurtenances.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest announced by the Administrative Agent from time to time as its corporate base rate; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.
“Bayou Caddy’s Jubilee Casino” shall mean the vessel with the name “Bayou Caddy’s Jubilee Casino”, Official Number 519419, and all related fittings, furnishings, fixtures, equipment and appurtenances.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United

States of America (or any successors).
“Borrowing” shall mean any Loans made on the same date.
“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Cage Cash” shall mean all so-called “cage cash” that the Borrower and the Restricted Subsidiaries maintain within the cage or on the floor at any casino or gaming facility in connection with or necessary for the day to day operations of the business of the Borrower or such Restricted Subsidiary.
“Capital Expenditures” shall mean, for any period, with respect to the Borrower or any Guarantor, the aggregate of all expenditures by the Borrower or any Guarantor for the acquisition or leasing of fixed or capital assets (including Capital Lease Obligations) that are or should be, or have been or should have been capitalized in accordance with GAAP and any expenditures by the Borrower or any Guarantor for maintenance, repairs, restoration or refurbishment of the condition or usefulness of property of such Person that are or should be, or have been or should have been, capitalized in accordance with GAAP.
“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” shall mean (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Equivalents” shall mean:
(a)    U.S. dollars, including, without limitation, Cage Cash;

(b)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(c)    investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 by S&P or P-1 from Moody’s;
(d)    investments in certificates of deposit, banker’s acceptances, securities backed by standby letters of credit, time deposits, deposit accounts, Eurodollar time deposits or overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
(e)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria of clause (d) above; and
(f)    investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above or in the form of cash equivalents (or foreign cash equivalents) or short term marketable debt securities.
“Casino Leases” shall mean any lease or sublease under which a Loan Party is the lessee or sublessee, as applicable, for Real Property on which any Loan Party conducts casino gaming.
“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of the Borrower or any of its Restricted Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.
“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(d), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, for the purposes of this Agreement, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean and be deemed to have occurred if (a) the Permitted Holders shall at any time not beneficially own, in the aggregate, directly or indirectly, at least 35% of the voting power of the outstanding Voting Stock of the Borrower or (b) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 35% thereof, unless, in the case of either clause (a) or (b) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower; or (c) Continuing Directors shall not constitute at least a majority of the board of directors of the Borrower; or (d) at any time, a “change of control” (or similar term) under any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower is outstanding shall have occurred.
“Chapter 11 Cases” shall mean the cases under Chapter 11 of the Bankruptcy Code commenced by the Borrower and certain of its Affiliates on May 5, 2008.
“Charter” means each leasing or hiring of a Vessel, including, without limitation, each bareboat charter and time charter.
“City of Evansville” shall mean the vessel with the name “City of Evansville”, Official Number 1035577, and all related fittings, furnishings, fixtures, equipment and appurtenances.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.01 are satisfied in accordance therewith and this Agreement becomes effective, which date was March 16, 2012.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.
“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender assumed its Commitment, as applicable, and any Commitment to make Incremental Term Loans or any Incremental Revolving Commitment extended by such Lender as provided in Section 2.18, in each case as the same may be (a) reduced from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
“Communications” shall have the meaning assigned to such term in Section 9.01(b).
“Competitors” shall mean, from time to time, any Person, together with its Affiliates, that owns, manages or operates gaming or hospitality facilities in the same market or markets with the Borrower, any Guarantor, or any Subsidiary, other than any bona fide debt fund of any such Person or its Affiliates that is generally in the business of investing in debt securities or syndicated loans.
“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated as of February 2012.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted (and not already added back) in determining such Consolidated Net Income, the sum of (i) Consolidated Net Interest Expense for such period, (ii) consolidated income tax expense for such period (not including any gaming taxes), (iii) all amounts attributable to depreciation and amortization for such period, (iv) costs and expenses resulting from administrative expenses paid with respect to the Chapter 11 Cases for professional fees and expenses, (v) any non-cash charges (including, but not limited to, the write down or impairment of any assets, whether or not current assets), losses or expenses for such period, (vi) losses or expenses related to force-majeure events to the extent such losses or expenses are covered by an effective insurance policy, (vii) non-cash stock-option based and other equity based compensation expenses, (viii) severance expenses related to the termination of employees and other restructuring charges and (ix) costs and expenses incurred in connection with the Transactions and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges for a prior period added to Consolidated Net Income for a prior Test Period tested under Sections 6.11 and 6.12 and (ii) any non-cash gains for such period, all determined on a consolidated basis in accordance with GAAP; provided that Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisitions, Investments permitted under Section 6.03, acquisitions and Asset Sales permitted under Section 6.04(b) and other dispositions permitted under Section 6.04(b) consummated at any time on or after the first day of the applicable Test Period and prior to the date of determination as if each such Permitted Acquisition, or other Investment, acquisition, Asset Sale or disposition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.
“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, including, without limitation, any Gaming Laws (provided that, if any approval of any Governmental Authority is required for any such payment or distribution, this clause (a) shall not apply unless and until the applicable Governmental Authority has issued an order restricting such payment or distribution), (b) the income or loss of any Person accrued prior to the date it becomes a subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or prior to the date that such Person’s assets are acquired by the Borrower, any Restricted Subsidiary, (c) the income of any Person in which any other Person (other than the Borrower or a wholly owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest to the extent such net income is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Person, directly or indirectly, to the Borrower or any Restricted Subsidiary and (d) any gains or losses attributable to sales of assets out of the ordinary course of business or any other extraordinary gains or losses, including, without limitation, any non-cash impairment charges. For the avoidance of doubt, references to the Borrower and the Restricted Subsidiaries in this definition include any predecessor(s) of the Borrower or any Restricted Subsidiary, for the purposes of calculating “Consolidated Net Income” during any period prior to the Closing Date.
“Consolidated Net Interest Expense” shall mean, for any period, (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations or any dividends or other payments made in respect of any Equity Interest) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (ii) any interest accrued during such period in respect of Indebtedness of the Borrower and the Restricted Subsidiaries that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP minus (b) the sum of (i) total interest income of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP plus (ii) non-cash charges related to the amortization or write-off of debt discount or debt issuance costs and commissions to the extent included in the interest expense for such period. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower and the Restricted Subsidiary or any Restricted Subsidiaries with respect to interest rate Hedging Agreements. For the avoidance of doubt, references to the Borrower and the Restricted Subsidiaries in this definition include any predecessor(s) of the Borrower or any Restricted Subsidiary, for the purposes of calculating “Consolidated Net Interest Expense” during any period prior to the Closing Date.
Consolidated Net Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving or letter of credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishment had been effected on the first day of such period.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Borrower on the Closing Date, (b) who, as of the date of determination, has been a member of such board of directors for at least the twelve preceding months, or (c) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office or by a Permitted Holder.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Credit Extension” shall mean the making of a Loan by a Lender.
“Credit Facility” shall mean the Term Loan Facility and any Incremental Facility provided for by this Agreement.
“Cure Amount” shall have the meaning assigned to such term in Article VII.
“Cure Right” shall have the meaning assigned to such term in Article VII.
“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).
“Defaulting Lender” shall mean any Lender that has (a) defaulted in its obligation to make a Loan required to be made or funded by it hereunder, (b) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or (c) become insolvent or is the subject of a proceeding under the Bankruptcy Code, or any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or the assets or management of which has been taken over by any Governmental Authority.
“Disqualification” shall mean, with respect to any Lender:
(a)    pursuant to applicable Gaming Laws, the failure of such Person to file timely (or obtain a waiver) (i) any application requested of that Person by any Gaming Authority in connection with any licensing required of that Person as a Lender or (ii) any application or other disclosures required of that Person by a Gaming Authority in connection with any determination of the suitability of that Person as a Lender;
(b)    except where requested or permitted by the applicable Gaming Authority, the withdrawal by such Person of any application for licensing or a determination of suitability of that Person as a Lender; or

(c)    any final determination by a Gaming Authority pursuant to applicable Gaming Laws (i) that such Person is “unsuitable” as a Lender, (ii) that such Person shall be “disqualified” as a Lender or (iii) denying the issuance of any license required under applicable Gaming Laws to be held by such Lender.
“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities (other than Permitted Junior Debt) or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.
“Disqualified Institution” shall mean (i) those institutions (including those institutions identified as Competitors) set forth on the list provided by the Borrower to the Arranger dated March 16, 2012 and (ii) any other Person reasonably identified in writing by the Borrower to the Administrative Agent as a Competitor from time to time after the date hereof (other than upon and during the continuance of an Event of Default), and, in each case, posted to all Lenders.
“Disqualified Lender” shall mean any Defaulting Lender, any Disqualified Institution and any Lender subject to Disqualification.
“dollars” or “$” shall mean lawful money of the United States of America.
“Domestic Restricted Subsidiary” shall mean a Domestic Subsidiary that is a Restricted Subsidiary.
“Domestic Subsidiaries” shall mean all Restricted Subsidiaries of the Borrower or the Guarantors that are incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Eligible Assignee” shall mean any Person (other than an Affiliated Lender) to whom a Lender is permitted to assign Loans and Commitments pursuant to Section 9.04(b)(i) or, with respect to Affiliated Lenders, pursuant to Section 9.04(i); provided that “Eligible Assignee” shall not include any natural person nor any Disqualified Institution.
“Engagement and Commitment Letter” shall mean the Engagement and Commitment Letter, dated as of February 8, 2012, among Tropicana Entertainment Inc. and UBS Loan Finance LLC, UBS Securities LLC and UBS AG Stamford Branch, as the same shall have been amended, modified and/or otherwise supplemented from time to time.
“Environmental Laws” shall mean all applicable current and future Federal, state and local laws (including common law), regulations, rules, ordinances, codes, and any legally binding decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment or natural resources, human health and safety as it relates to environmental protection, the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other written consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Cure Period” shall have the meaning assigned to such term in Article VII.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
“Equity Issuance” shall mean any issuance or sale by the Borrower, any Restricted Subsidiary or any Guarantor of any Equity Interests of the Borrower, a Guarantor or any such Restricted Subsidiary, as applicable, except in each case for (a) any such issuance or sale by a Restricted Subsidiary to the Borrower, any Loan Party or another Restricted Subsidiary, (b) any issuance of directors’ qualifying shares and (c) sales or issuances of Equity Interests of the Borrower to directors, management, consultants or any other employee of the Borrower, any Restricted Subsidiary or any Guarantor under any employee stock option or stock purchase plan or employee benefit plan or similar plan in existence from time to time.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Restricted Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower, any such Restricted Subsidiary or any Guarantor could otherwise be liable.
“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
“Eurodollar Loan” shall mean a Borrowing comprised of any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.
“Event of Default” shall have the meaning assigned to such term in ARTICLE VII.
“Excess Cash Flow” shall mean, for any period, an amount equal to the excess, if any, of
(a)    the sum, without duplication, of the following (exclusive of any amounts attributable to Foreign Subsidiaries)

(i)    Consolidated Net Income for such period,
(ii)    an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income,
(iii)    an amount equal to the aggregate net non-cash loss on Asset Sales by Borrower and the Domestic Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business or Asset Sales consisting of the sale, transfer, or other disposition of Equity Interests in Foreign Subsidiaries) to the extent deducted in arriving at such Consolidated Net Income;
minus (b) the sum, without duplication, of the following (exclusive of any amounts attributable to the Foreign Subsidiaries)
(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges to the extent excluded in arriving at such Consolidated Net Income,
(ii)    the amount of Capital Expenditures or acquisitions of Intellectual Property permitted hereunder accrued or made in cash during such period by the Borrower and the Domestic Restricted Subsidiaries, except to the extent that such Capital Expenditures or acquisitions were financed with Indebtedness (other than Indebtedness incurred under any Commitments now or hereafter existing) after the Closing Date,
(iii)    the aggregate amount of all principal payments of Funded Debt of the Borrower and the Domestic Restricted Subsidiaries (including (A) the principal component of payments in respect of Capital Lease Obligations and (B) the amount of any mandatory prepayment of Loans pursuant to Section 2.10(b) or (d) to the extent required due to an Asset Sale or Casualty Event that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (x) all other prepayments of Loans made during such period and (y) all prepayments under any Incremental Revolving Commitments or other revolving credit facility, except in the case of clause (y), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent such payments were financed with Indebtedness (other than Indebtedness incurred under any Commitments now or hereafter existing) after the Closing Date,
(iv)    an amount equal to the aggregate net non-cash gain on Asset Sales or realization, profits or return on Investments by the Borrower and the Domestic Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business and Asset Sales consisting of the sale, transfer, or other disposition of Equity Interests in Foreign Subsidiaries) to the extent included in arriving at such Consolidated Net Income,
(v)    the aggregate amount of cash consideration paid by the Borrower and the Domestic Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period constituting Permitted Acquisitions and other Investments made pursuant to Sections 6.03 or 6.04, except to the extent that such Investments were financed with Indebtedness (other than Indebtedness incurred under any Commitments now or hereafter existing) after the Closing Date,
(vi)    the aggregate amount of expenditures actually made by the Borrower and its Domestic Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income,
(vii)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Domestic Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income, and
(viii)    the amount of taxes (including penalties and interest) paid in cash in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.
“Excess Cash Flow Period” shall mean (i) the period taken as one accounting period from April 1, 2012 and ending on December 31, 2012 and (ii) each fiscal year of Borrower thereafter.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net profits (or imposed in lieu of net income taxes) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or in any other jurisdiction in which the Administrative Agent or such Lender is engaged in business (other than any business arising solely from the Administrative Agent or Lender having executed, delivered, become a party to, performed its obligations or its rights under, received payments under, received or perfected a security interest under, engaged in any other transaction to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a) and (d) any U.S. federal income withholding taxes imposed under FATCA.
“Existing Credit Agreement” shall mean the certain credit agreement, dated as of December 29, 2009, among the Borrower, Icahn Agency Services LLC, as administrative agent and collateral agent, and the other parties thereto, as amended, supplemented or otherwise modified.
“fair market value” shall mean a valuation determined by the Borrower in good faith.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Fees” shall mean, the amounts payable pursuant to, or referred to in, Section 2.05.
“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, vice president of finance, treasurer or controller of such Person.
“First Lien Net Debt” shall mean, at any time, Total Net Debt secured by a Lien on the Collateral or a material portion thereof that is senior to or pari passu with the Liens securing the Obligations.
“First Lien Net Leverage Ratio” shall mean, on any date, the ratio of First Lien Net Debt on such date to Consolidated EBITDA for the most recently ended Test Period.
“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.
“Funded Debt” shall mean all indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower and its Restricted Subsidiaries, Indebtedness in respect of the Loans.
“GAAP” shall mean, subject to the provisions set out in Section 1.02, United States generally accepted accounting principles applied on a consistent basis.
“Gaming Authority” shall mean, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, (c) the Clark County (Nevada) Liquor and Gaming License Board, (d) the Douglas County (Nevada) Liquor License Board, (e) the Douglas County (Nevada) Gaming License Board, (f) the Mississippi Gaming Commission, (g) the Louisiana Gaming Control Board, (h) the New Jersey Division of Gaming Enforcement, (i) the New Jersey Casino Control Commission, (j) the Indiana Gaming Commission, (k) the Aruban Ministry of Justice and Education and (l) any other applicable Governmental Authority that holds regulatory, licensing or permit authority over gaming or gaming activities that now or hereinafter has jurisdiction over all or any portion of the gaming activities of the Borrower, the Subsidiaries or the Guarantors.
“Gaming Laws” shall mean all applicable provisions of all constitutions, treaties, statutes and laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Borrower, the Subsidiaries or the Guarantors within their respective jurisdictions and all rules, regulations, ordinances, approvals, orders, decisions, judgments, awards and decrees of any Gaming Authority.
“Gaming License” shall mean any license, franchise, or other authorization issued by a Gaming Authority required to operate a casino or other gaming facility or otherwise conduct or manage gambling, gaming or casino activities in any state or jurisdiction where the Loan Parties and Restricted Subsidiaries conduct business.
“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality, regulatory body, board or commission.
“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, assets, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, the Restricted Subsidiaries and the Guarantors party thereto and the Collateral Agent for the benefit of the Secured Parties.
“Guarantors” shall mean each Restricted Subsidiary listed on Schedule 1.01(a), the Additional Guarantors and each other Restricted Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement or otherwise provides a guarantee in respect of the Obligations.
“Hazardous Materials” shall mean (a) any petroleum products or byproducts and (b) any chemical, material, substance or waste defined or characterized as toxic, hazardous, a pollutant, or a contaminant or words of similar meaning that is prohibited, limited or regulated by or pursuant to any Environmental Law.
“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Icahn Group” shall mean, from time to time, (1) Carl Icahn and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (9) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, directly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above.
For the purposes of this definition of Icahn Group, and for the avoidance of doubt, in addition to any other Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.
“Immaterial Subsidiary” shall mean, at any date of determination, each Subsidiary of the Borrower that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below); provided that, (a) for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries at the last day of the most recent Test Period be equal to or exceed 2.0% of the total assets of the Borrowers and their respective Subsidiaries at such date or (ii) the Consolidated EBITDA for such Test Period of all Immaterial Subsidiaries equal or exceed 2.0% of the Consolidated EBITDA of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, (b) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the total assets or gross revenues of all Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Borrower shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the total assets and gross revenues of all Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; and provided, further that, the Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.
“Increase Effective Date” shall have the meaning assigned to such term in Section 2.18(a).
“Increase Joinder” shall have the meaning assigned to such term in Section 2.18(c).

“Incremental Revolving Commitment” shall have the meaning assigned to such term in Section 2.18(a).
“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.18(a).
“Incremental Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.18(c).
“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.18(c).
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than customer deposits in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable and accrued obligations due within one year from the date of incurrence), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all obligations of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (notwithstanding that the rights and remedies of the seller or lender under such agreement in an event of default may be limited to repossession or sale of such property, in which case the lesser of the amount of such obligation and the fair market value of such property shall constitute “Indebtedness”), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances and (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interest. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner. The Indebtedness of any person shall be deemed not to include such Person’s deferred tax obligations.
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Intellectual Property” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit I.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit J.
“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, on the last Business Day of each March, June, September and December to occur during such Interest Period, and on the last day of such Interest Period.
“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided, however, that an Interest Period shall be limited to the extent required under Section 2.03(d).
“Investment” means any direct or indirect acquisition of, or investment by the Borrower or any Restricted Subsidiary in any other Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. The amount of any Investment consisting of a Guarantee shall be deemed to be zero, unless and until demand for payment is made under such Guarantee.
“L/C Facility” shall mean that certain cash collateralized letter of credit facility to be entered into between the Borrower and UBS AG, Stamford Branch, as issuing bank thereunder, on or about the Closing Date, as such facility may be amended, supplemented, modified, replaced or refinanced from time to time.
“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Assumption) and (b) any

Person that has become a party hereto pursuant to an Assignment and Assumption.
“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period (or for any ABR Borrowing as to which clause (c) of the definition of Alternate Base Rate is applicable), the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full London Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings (or for any ABR Borrowing as to which clause (c) of the definition of Alternate Base Rate is applicable) comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two London Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period (or for any ABR Borrowing as to which clause (c) of the definition of Alternate Base Rate is applicable, for such one-month period). Notwithstanding the foregoing, for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second London Business Day preceding the date of determination). “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).
“License Revocation” shall mean the final, non-appealable revocation or failure to renew, of a Gaming License, or the appointment of a receiver, conservator, trustee or similar official by a Gaming Authority with respect to, any casino or Gaming License covering any casino or gaming facility of the Borrower, the Restricted Subsidiaries or the Guarantors, except in a case where the Borrower or the applicable Restricted Subsidiary or Guarantor voluntarily surrenders, fails to renew or otherwise relinquishes such casino or Gaming License in conjunction with an Asset Sale or closure of the applicable casino or gaming facility in the ordinary course of business.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lighthouse Point” shall mean Lighthouse Point, LLC, a Mississippi limited liability company, or any successor thereto.
“Lighthouse Point Casino” shall mean the vessel “Lighthouse Point Casino”, Official Number 1022782 (Hull No. 310), in Greenville, Mississippi.
“Liquor Authorities” any applicable Governmental Authority that holds regulatory, enforcement, licensing or permit authority over all or any portion of the activities of the Loan Parties consisting of the sale or distribution of liquor.
“Loan Documents” shall mean this Agreement, the Security Documents, the promissory notes, if any, executed and delivered pursuant to Section 2.04(c), and any other document designated as a Loan Document by the Borrower and the Administrative Agent.
“Loan Parties” shall mean the Borrower and the Guarantors.
“Loans” shall mean the Loans made on the Closing Date pursuant to Section 2.01 (and shall include any Incremental Term Loans contemplated by Section 2.18).
“London Business Day” shall mean any day on which banks are generally open for dealings in dollar deposits in the London interbank market.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, operations, condition (financial or otherwise), operating results of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is a party, (c) a material impairment of the rights and remedies of or benefits available to the Lenders or the Agents under any Loan Document, or (d) a material adverse effect on the validity, perfection or priority of the Liens granted pursuant to any of the Loan Documents.
“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, whenever incurred or arising, of any one or more of the Borrower, any Restricted Subsidiary or any Guarantor in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower, any Restricted Subsidiary or any Guarantor in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower, such Restricted Subsidiary or such Guarantor would be required to pay if such Hedging Agreement were terminated at such time.
“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.
“Maturity Date” shall mean the date which is the earlier of (a) the sixth anniversary of the

Closing Date and (b) the date on which all Loans become due and payable in full hereunder.
“MNPI” shall have the meaning assigned to such term in Section 9.01(d).
“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
“Mortgaged Properties” shall mean, as of the date hereof, the owned real properties and leasehold and subleasehold interests of the Loan Parties, together with all improvements thereon, specified on Schedule 1.01(b) and encumbered by a Mortgage, and thereafter, shall include each other parcel of real property and leasehold and subleasehold interest of the Loan Parties, together with all improvements thereto with respect to which a mortgage is granted from time to time pursuant to the Guarantee and Collateral Agreement.
“Mortgages” shall mean, as of the date hereof, the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 4.01, with respect to the Mortgaged Properties (or as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time) and, thereafter, shall include all other mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents from time to time delivered pursuant to Section 5.14 or the Guarantee and Collateral Agreement, each substantially in the form of Exhibit F.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or any Casualty Event, the cash proceeds actually received by the Borrower or any of its Restricted Subsidiaries (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value at the time of such Asset Sale in the case of other non-cash proceeds), net of (i) selling expenses (including broker’s fees or commissions, accountants’ fees, investment banking fees, consulting fees, reasonable and documented legal fees and any other customary reasonable and documented fees and out-of-pocket expenses actually incurred in connection therewith, transfer and similar taxes), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities, for any taxes, or under any indemnification obligation or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money, Capital Lease Obligations or Synthetic Lease Obligations which are secured by the assets sold in such Asset Sale sold and which are required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such assets) and (iv) any amounts received by the Borrower or any of its Restricted Subsidiaries which would not at the applicable time of determination be permitted to be distributed to its immediate parent, the Borrower or the

Administrative Agent by operation of the terms of such receiving party’s charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such receiving party, including without limitation, any Gaming Laws, and (b) with respect to any issuance or incurrence of Indebtedness for borrowed money or any Equity Issuance, the cash proceeds thereof actually received by the Borrower or such Restricted Subsidiary, net of all attorneys’ fees, consulting fees, investment banking fees, taxes and other customary fees, underwriting discounts, commissions, costs and other expenses incurred in connection therewith.
“Obligations” shall mean the Loans and all other amounts and obligations owing by any Loan Party to the Administrative Agent, any Lender, or any Indemnitee, of every type and description (whether by reason of an extension of credit, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement, any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to any Loan Party under this Agreement and any other Loan Document.
“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies and all liabilities with respect thereto arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Participant” shall have the meaning assigned to such term in Section 9.04(d).
“Participant Register” shall have the meaning assigned to such term in Section 9.04(d).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Pension Act” shall mean the Pension Protection Act of 2006, as amended.
“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement and delivered in accordance with Section 4.01(p)(i).
“Permitted Acquisition” means an acquisition of assets or a majority of the Voting Stock of any Person where (i) the acquired Person is in a Permitted Business and will become a Guarantor or the assets so acquired are to be acquired by the Borrower or a Guarantor and are to be used in a Permitted Business, (ii) no Default or Event of Default then exists or would result therefrom, (iii) in the event such acquisition is consummated by a merger, the Borrower or any Guarantor (including any new Guarantor) is the surviving entity, (iv) a description of the acquisition shall have been delivered to the Administrative Agent prior to the consummation of the acquisition (and the Administrative Agent shall deliver a copy to any Lender who requests a copy); (v) the Borrower shall have delivered to the Administrative Agent copies of the most recent financial statements (audited, if then available) of the acquired assets or Person, together with any other information that Administrative Agent may reasonably request (and the Administrative Agent shall deliver a copy to any Lender who requests a copy); (vi) such transactions shall be consummated in all material respects in accordance with applicable Requirements of Law; (vii) all actions required to be taken, if any, with respect to such acquired Person or assets under Section 5.14 shall have been taken; (viii) on a Pro Forma Basis, after giving effect to such transactions, (x) through December 31, 2012, the First Lien Net Leverage Ratio shall be less than 3.25 to 1.00 and the Total Net Leverage Ratio shall be less than 5.00 to 1.00 and (y) thereafter, the Borrower shall be in compliance with the then-applicable First Lien Net Leverage Ratio and Total Net Leverage Ratio under Sections 6.11 and 6.12, respectively; and (ix) at least five Business Days prior to the proposed date of consummation of the transaction, the Borrower shall have delivered to the Agents and the Lenders a certificate from a Financial Officer certifying that such transaction will, upon consummation, comply with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance).
“Permitted Business” shall mean the business currently conducted by the Borrower, the Subsidiaries and the Guarantors, businesses substantially similar to the business currently conducted by the Borrower, the Subsidiaries or the Guarantors, or any business or activity that is related, ancillary or complementary thereto or an extension, development or expansion thereof, including, without limitation, casino gaming, pari-mutuels, video lottery terminals, on-line gaming, horse racing, dog racing, hospitality, hotels, resorts, restaurants, or entertainment businesses or development, expansion or operation of any current facility (including any land-based, dockside, riverboat or other type of facility).
“Permitted Holders” shall mean the Icahn Group and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members from time to time.
“Permitted Junior Debt” shall mean (a) unsecured subordinated Indebtedness issued or incurred by the Borrower or any Guarantor, (b) unsecured senior Indebtedness issued by the Borrower or any Guarantor and (c) secured, senior or subordinated Indebtedness issued or incurred by the Borrower or any of Guarantor, which such Indebtedness shall be secured on a junior basis to the Secured Obligations hereunder, (i) the terms of which, in the case of each of clauses (a), (b) and (c), (1) do not provide for any amortization, scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is six months after the Maturity Date (or such later date that is the latest final maturity date of any incremental extension of credit under this Agreement) other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default, (2) provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Junior Debt but in any event no more restrictive than the terms of this Agreement, (3) in the case of subordinated Indebtedness, provide for subordination of payments in respect of such

Indebtedness to the Obligations and guarantees thereof under the Loan Documents customary for subordinated high yield securities or on terms reasonably acceptable to the Administrative Agent and (4) in the case of secured Indebtedness, the providers of such Indebtedness (or an agent for such providers) shall have entered into a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and (ii) in the case of each of clauses (a), (b) and (c), in respect of which no Subsidiary of the Borrower that is not an obligor under the Loan Documents is an obligor; provided that immediately prior to and after giving effect on a Pro Forma Basis to any incurrence of Permitted Junior Debt and the application of proceeds therefrom, no Event of Default shall have occurred and be continuing or would result therefrom.
“Permitted Tax Distributions” shall mean any dividend, payment or distribution to the Borrower, any Subsidiary or the parent of a consolidated, combined or unitary group of which the Borrower is a member for income tax purposes to pay Taxes due and payable solely in respect of income of the Borrower or any Restricted Subsidiary.
“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall have the meaning assigned to such term in Section 9.01(c).
“Pledged Gaming Interests” shall have the meaning assigned to such term in Section 9.09(e).
“Private Side Communications” shall have the meaning assigned to such term in Section 9.01(d).
“Private Siders” shall have the meaning assigned to such term in Section 9.01(d).
“Pro Forma Basis” shall mean, for purposes of calculating compliance with any test or covenant hereunder with respect to any relevant transaction or series of related transactions, immediately after giving effect to such transaction or series of related transactions on a pro forma basis as if occurring during the relevant period or thereafter and on or prior to the date of determination with such transaction(s) deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant, and with supporting detail provided by the Borrower to the Administrative Agent as to any pro forma adjustments; provided that the foregoing pro forma adjustments may only be applied to the calculation of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries to the extent such adjustments are consistent with the definition of Consolidated EBITDA and such supporting detail demonstrates such pro forma adjustments are factually supportable and expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as interpreted by the Securities and Exchange Commission, and with respect to any additional pro forma expense and cost reductions or synergies, as set forth in a certificate of a Financial Officer itemizing any additional pro forma expense and cost reductions or synergies, net of the cost of implementation of any related measures (such net amount to be calculated independently of severance and other restructuring charges that are added back in the definition of Consolidated EBITDA), calculated in good faith, each of which such items must have been realized or be reasonably anticipated to be realizable within 12 months of the initial closing of such transaction or series of transactions; provided further, that any increase in Consolidated EBITDA of the Borrower and its Restricted Subsidiaries as a result of such pro forma expense and costs reductions or synergies, net of the cost of implementation of any related measures (and other than as a result of an actual reduction in expenses and/or costs or an actual increase in revenues) (such net amount to be calculated independently of severance and other restructuring charges that are added back in the definition of Consolidated EBITDA) shall not exceed 15% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period (giving pro forma effect to all such relevant transactions occurring during such period).
“Pro Rata Share” means with respect to each Lender, the percentage obtained by dividing (a) the outstanding principal amount of the Loans and unused Commitment of such Lender (or such Lender’s Commitment if no Loan is outstanding), by (b) the aggregate outstanding principal amount of the Loans and unused Commitments of all Lenders (or all Lender’s Commitments, if no Loan is outstanding).
“Public Siders” shall have the meaning assigned to such term in Section 9.01(d).
“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.
“Real Property” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Register” shall have the meaning assigned to such term in Section 9.04(c).
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Fund” shall mean, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
“Repricing Transaction” shall mean the repayment, refinancing or replacement of all or a portion of the Loans with proceeds from the incurrence by any Loan Party of any long-term debt financing having an effective interest cost or weighted average yield (after giving effect to upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding any arrangement or commitment fees in connection therewith) that is less than the effective interest rate for or weighted average yield of the Loans (after giving effect to upfront or similar fees or original issue discount shared with all lenders or holders thereof), including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Loans.
“Required Lenders” shall mean, at any time, Lenders having Loans representing more than 50% of the sum of all Loans outstanding (as originally in effect or pursuant to Section 2.18) at such time; provided that any Loans of any Defaulting Lender shall be disregarded in the determination of the Required Lenders.
“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority having jurisdiction over the applicable Person or property, including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.
“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
“Restricted Indebtedness” shall mean Indebtedness of the Borrower, any Restricted Subsidiary or any Guarantor, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.08(b).
“Restricted Payment” shall mean any dividend or other distribution (whether in cash,

securities or other property) with respect to any Equity Interests in the Borrower, any Restricted Subsidiary or any Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower, any Restricted Subsidiary or any Guarantor.
“Restricted Subsidiaries” shall mean (i) each Subsidiary of the Borrower on the Closing Date and (ii) any other Subsidiary acquired or formed by the Borrower or any of its Restricted Subsidiaries, directly or indirectly, that is not an Unrestricted Subsidiary.
“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party at the time such Hedging Agreement was entered into and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any counterparty that is a Secured Party at the time such Treasury Services Agreement was entered into.
“Secured Parties” shall mean from time to time the Lenders, the Administrative Agent, the Collateral Agent, any other holder of any Secured Obligations, including each counterparty to a Hedging Agreement or Treasury Services Agreement if at the date of entering into such Hedging Agreement or Treasury Services Agreement such Person was an Agent or a Lender or an Affiliate of an Agent or a Lender and such Person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 2.14, 8.03, 9.05 and 9.18 as if it were a Lender.
“Security Documents” shall mean the Guarantee and Collateral Agreement, the Intercompany Note, the Ship Mortgages, the Mortgages, the Vessel Security Agreements, the Assignments of Earnings, Charters and Insurances and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.14, as may be applicable.
“Ship Mortgage Act” shall have the meaning assigned to such term in Section 3.18(d).
“Ship Mortgage” shall mean collectively, (a) a preferred ship mortgage in form and substance acceptable to the Administrative Agent, executed in favor of the Collateral Agent granting a first priority Lien upon the vessel Lighthouse Point Casino, (b) a preferred ship mortgage in form and substance acceptable to the Administrative Agent, executed in favor of the Collateral Agent granting a first priority Lien upon the vessel Argosy III, (c) a preferred ship mortgage in form and substance acceptable to the Administrative Agent, executed in favor of the Collateral Agent granting a first priority Lien upon the vessel Bayou Caddy’s Jubilee Casino and related support barge B-527, (d) a preferred ship mortgage in form and substance acceptable to the Administrative Agent, executed in favor of the Collateral Agent granting a first priority Lien upon the vessel City of Evansville, and (e) each other similar agreement which may hereafter be executed by the Borrower in favor of the Collateral Agent (including any such ship mortgage executed with respect to any other vessel used in connection with any related gaming operations), each substantially in the form of Exhibit E.
“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.
“Solvent” shall mean, with respect to any Person on any date of determination, considered on a consolidated basis with other applicable Persons, that on such date, (a) the fair value of the properties of such Person will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person does not intend to, or believe that it will, incur debts and liabilities, beyond its ability to pay them, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted or is proposed to be conducted. For purposes of this definition, the amount of contingent liabilities at any time will be computed as the amount that, in light of all facts and circumstances existing at such time, represents the amount that can be reasonably expected to become an actual or matured liability, without duplication.
“Statutory Reserves” shall mean, for any Interest Period with respect to any Eurodollar Borrowing (or for any ABR Borrowing as to which clause (c) of the definition of Alternate Base Rate is applicable), the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period (or during a one-month period for any ABR Borrowing as to which clause (c) of the definition of Alternate Base Rate is applicable)under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower or such Guarantor, as applicable, under this Agreement or the Guarantee and Collateral Agreement, as applicable.
“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held.
“Subsidiary” shall mean any subsidiary of the Borrower.
“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower, any Restricted Subsidiary or any Guarantor is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than the Borrower, any Restricted Subsidiary or any Guarantor of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower, the Restricted Subsidiaries or the Guarantors (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees and all liabilities with respect thereto imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” shall mean a Borrowing comprised of Loans.
“Term Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender assumed its Term Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the Lenders’ Term Commitments for Loans on the Closing Date is $175,000,000.
“Term Lender” shall mean a Lender with a Term Commitment or an outstanding Loan.
“Term Loan Repayment Date” shall have the meaning assigned to such term in Section

2.09(b).
“Test Period” at any time shall mean the period of four consecutive fiscal quarters then last ended for which financial statements are required to be (or, if earlier, have been) delivered pursuant to Section 5.04(a) or (b).
“Total Debt” shall mean, at any time, the Indebtedness of the Borrower and the Restricted Subsidiaries at such time, on a consolidated basis (excluding accrued interest on Indebtedness, Indebtedness of the type described in clause (i) of the definition of such term and Indebtedness permitted by Section 6.01 (c), (e) or (f)).
“Total Leverage Ratio” shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDA the most recently ended Test Period.
“Total Net Debt” shall mean, at any time, the amount equal to (a) Total Debt, minus (b) the lesser of (i) aggregate Cash Equivalents (in each case free and clear of all Liens other than Liens securing the Secured Obligations) in excess of $75.0 million, or (ii) $50.0 million.
“Total Net Leverage Ratio” shall mean, on any date, the ratio of Total Net Debt on such date to Consolidated EBITDA for the most recently ended Test Period.
“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the L/C Facility and any repayment, repurchase, prepayment or defeasance of Indebtedness in connection therewith.
“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.
“UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.
“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Section 5.18 and any Subsidiary of an Unrestricted Subsidiary, in each case unless subsequently designated as a Restricted Subsidiary pursuant to and in compliance with Section 5.18.
“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Vessel” shall have the meaning assigned to such term in Section 3.20.
“Vessel Security Agreement” shall refer to each vessel security agreement, in form and substance acceptable to the Administrative Agent, entered into in connection with each Ship Mortgage and creating a security interest in each vessel under the UCC in the event any such vessel covered by a Ship Mortgage is determined to not be a “vessel” as required therein.
“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“wholly owned Restricted Subsidiary” shall mean a Restricted Subsidiary of the Borrower or a Restricted Subsidiary of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by the Borrower or one or more wholly owned Restricted Subsidiaries of the Borrower or by the Borrower and one or more wholly owned Restricted Subsidiaries.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA, other than under the National Retirement Fund affiliated with UNITE HERE Local 54.
1.02    Terms Generally    . The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
ARTICLE II.
The Credits
2.01    Commitments.     Subject to the terms and conditions and relying upon the representations and warranties herein set forth, as of the date hereof, each Term Lender agrees, severally and not jointly to make a Loan to the Borrower on the Closing Date in the principal amount not to exceed its Term Commitment. Amounts paid or prepaid in respect of Loans may not be reborrowed.
2.02    Loans.

(a)
Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Commitments and Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (X) an integral multiple of $1.0 million and not less than $5.0 million or (Y) equal to the remaining available balance of the applicable Commitments.

(b)
Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)
Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

2.03    Borrowing Procedure.     To request a Loan, the Borrower shall deliver, by hand delivery or telecopier or any other approved electronic transmission, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing, except that as to the Closing Date, any such Borrowing Request for an ABR Borrowing shall be delivered at least one Business Day prior to the Closing Date. Each Borrowing Request shall be irrevocable and shall be substantially in the form of Exhibit C hereto.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
2.04    Evidence of Debt; Repayment of Loans.

(a)	The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender as provided in Section 2.09.

(b)
Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms

(c)
Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such

Lender, to such Lender and its registered assigns) in the form of Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
2.05    Fees.

(a)
The Borrower agrees to pay to the Administrative Agent in dollars, for its own account, administrative agent fees in the amount of $125,000 per annum, on the Closing Date and on each anniversary thereof.

(b)
On the Closing Date, the Borrower shall pay to each Lender a fee in an amount equal to 2.00% of the amount of such Lender’s Loans funded on the Closing Date, which payment obligation shall be satisfied by such Lender net funding the gross amount of the Loan to be funded by such Lender against the amount of such fee payable to such Lender.

(c)
All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, on a pro rata basis. Once paid, none of the Fees shall be refundable under any circumstances.

2.06    Interest on Loans.

(a)
ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable ABR Margin.

(b)
Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable LIBOR Margin in effect from time to time.

(c)
Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, or upon the occurrence and during the continuance of an Event of Default described in subsections (l) or (m) of Article VII, such overdue amount and all Loans, fees and other amounts payable by the Borrower hereunder shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal and premium, if any, of or interest on any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d)
Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)
Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted LIBOR Rate shall each be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

2.07    Termination of Commitments.     The Term Commitments of each Term Lender shall automatically terminate upon the making of the Loans on the Closing Date.
2.08    Interest Elections.

(a)
Generally. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time.

(b)
Interest Election Notice. To make an election pursuant to this Section, the Borrower shall deliver, by hand delivery or telecopier or by another approved form of electronic transmission, a duly completed and executed Interest Election

Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)
the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)	whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)
if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c)
Automatic Continuation and Conversion. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with a like Interest Period unless there exists an Event of Default, in which case such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to the Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR

Borrowing at the end of the Interest Period applicable thereto.
2.09    Amortization and Repayment of Loans.

(a)	The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Maturity Date, the then-outstanding Loans made to the Borrower.

(b)
The Borrower shall repay to the Administrative Agent, for the benefit of the Term Lenders, on each date set forth below (or, if not a Business Day, the immediately preceding Business Day) (each, a “Term Loan Repayment Date”), a principal amount in respect of the Loans made to the Borrower equal to (x) the outstanding principal amount of Loans made to the Borrower on the Closing Date multiplied by (y) the percentage set forth below opposite such date set forth below, as such amount may be reduced by any prepayments hereunder (and the amounts set forth below shall be without duplication of the amount required to be repaid under Section 2.09(a) hereof):

Date	Repayment Amount
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
June 30, 2014	0.25%
September 30, 2014	0.25%
December 31, 2014	0.25%
March 31, 2015	0.25%
June 30, 2015	0.25%
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%
March 31, 2017	0.25%
June 30, 2017	0.25%
September 30, 2017	0.25%
December 31, 2017	0.25%
Maturity Date	Remaining outstanding amounts

2.10    Optional and Mandatory Prepayments of Loans.

(a)
Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million or, if less, the outstanding principal amount of such Borrowing.

(b)
Asset Sales. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale (other than an Asset Swap) by the Borrower or any of its Restricted Subsidiaries, the Borrower shall make (or cause to be made) prepayments in accordance with Sections 2.10(f) and (g) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)
no such prepayment shall be required under this Section 2.10(b) with respect to the disposition of property which constitutes a Casualty Event (which shall be subject to the provisions of Section 2.10(d));

(ii)
subject to Section 2.10(b)(iii), and so long as no Default shall then exist or would arise therefrom, no such prepayment shall be required under this Section 2.10(b) with respect to any Asset Sale, unless either (a) the Net Cash Proceeds of such Asset Sale individually, or of such Asset Sale together with any series of related Asset Sales, exceeds $5,000,000 or (b) the Net Cash Proceeds of Assets Sales, together with the Net Cash Proceeds of Casualty Events, during the term of this Agreement, exceeds $30,000,000; and

(iii)
so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that such Net Cash Proceeds are, within 12 months following the date of such Asset Sale, reinvested in Capital Expenditures, Permitted Acquisitions or Investments permitted by Section 6.03 (other than Section 6.03(b)) hereunder, or contractually committed to be so reinvested within 12 months following the date of such commitment; provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 12-month period or, with respect to any contractual commitment with respect which such Net Cash Proceeds was entered into during the period ending 12 months after the end of such initial 12-month period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(b); provided, further, that to the extent that the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security

Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.14.

(c)
Debt Issuance or Equity Issuance. Not later than three Business Days following the receipt of any Net Cash Proceeds from any (x) issuance or incurrence of Indebtedness for borrowed money by the Borrower or any of its Restricted Subsidiaries (other than any cash proceeds from the issuance of Indebtedness for borrowed money permitted pursuant to Section 6.01) or (y) Equity Issuance of preferred stock or preference Equity Interests (however designated) maturing or redeemable prior to the Maturity Date, the Borrower shall, make (or cause to be made) prepayments in accordance with Sections 2.10(f) and (g) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(d)
Casualty Events. Not later than five Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by the Borrower or any of its Restricted Subsidiaries, the Borrower shall make (or cause to be made) prepayments in accordance with Sections 2.10(f) and (g) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that

(i) subject to Section 2.10(d)(ii), and so long as no Default shall then exist or would arise therefrom, no such prepayment shall be required under this Section 2.10(d) with respect to any Casualty Event, unless either (a) the Net Cash Proceeds of such Casualty Event individually, or of such Casualty Event together with any series of related Casualty Events, exceeds $5,000,000 or (b) the Net Cash Proceeds of Casualty Events, together with the Net Cash Proceeds of Asset Sales, during the term of this Agreement, exceeds $30,000,000; and
(ii) so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that such Net Cash Proceeds are, within 12 months following the date of such Casualty Event, reinvested in Capital Expenditures, Permitted Acquisitions or Investments permitted by Section 6.03 (other than Section 6.03(b)) hereunder, or contractually committed to be so reinvested within 12 months following the date of such Casualty Event; provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 12-month period or, with respect to which any contractual commitment with respect to which such Net Cash Proceeds was entered into during the period ending 12 months after the end of such initial 12-month period (or such longer period as is required to complete the repair or reconstruction commenced during such second 12-month period), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(d); provided, further, that to the extent that the property subject to such Casualty Event constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.14.

(e)
Excess Cash Flow. No later than five Business Days after the date on which the financial statements with respect to each fiscal year in which an Excess Cash Flow Period occurs are or are required to be delivered pursuant to Section 5.04(a) (without giving effect to any grace period applicable thereto), the Borrower shall make prepayments in accordance with Sections 2.10(f) and (g) in an aggregate amount equal to the Applicable ECF Percentage of Excess Cash Flow for the Excess Cash Flow Period then most recently ended; provided that so long as no Default shall then exist or would arise therefrom, up to 50% of such Excess Cash Flow that would have been required to be applied to prepay the Loans shall not be required to be so applied on such date to the extent that on or prior to such date, the Borrower shall have delivered an officer’s certificate of a Financial Officer to the Administrative Agent stating that the Borrower reasonably intends to reinvest such amount of Excess Cash Flow, within 12 months following the last day of the most recently ended Excess Cash Flow Period, in Capital Expenditures permitted hereunder (which officer’s certificate shall set forth in reasonable detail the estimates of the Excess Cash Flow intended to be reinvested).

(f)
Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(g), subject to the provisions of this Section 2.10(f). Notwithstanding the foregoing, except with respect to prepayments under Section 2.10(a), any Term Lender may elect, by written notice to the Administrative Agent at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Loans, pursuant to this Section 2.10 (other than under Section 2.10(a)), in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans, but was so declined shall be retained by the Borrower. Any prepayments of Loans pursuant to Section 2.10(a) shall be applied to reduce scheduled repayments required under Section 2.09, first, in direct order to such scheduled repayments due on the next four Term Loan Repayment Dates occurring following such prepayment and, second, on a pro rata basis among the repayments remaining to be made on each other Term Loan Repayment Date. Any prepayments of Loans pursuant to Section 2.10(b), (c), (d) or (e) shall be applied to reduce scheduled repayments required under Section 2.09 on a pro rata basis among the repayments remaining to be made on each other Term Loan Repayment Date.

(g)
Notice of Prepayment. The Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility, the consummation of an Asset Sale, the closing of a securities offering or other transaction, or the receipt of any insurance or other proceeds or funds in connection with a Casualty Event, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

(h)
Declining Lenders. Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment under Section 2.10(b), (c), (d) or (e) (each, a “Waivable Prepayment”) not less than three Business Days prior to the date (the “Prepayment Date”) on which the Borrower is required to make such Waivable Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s Pro Rata Share of such Waivable Prepayment and such Lender’s option to refuse such prepayment. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the first Business Day prior to the Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Prepayment, which amount shall be applied in an amount equal to that portion of the Waivable Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which shall be applied in accordance with Section 2.10(f) and, to the extent of any excess, to the Borrower for any of the purposes permitted hereunder.

(i)
Soft Call Premium. In the event that, on or prior to the first anniversary of the Closing Date, the Borrower (x) makes any prepayment of Loans in connection with any Repricing Transaction or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Term Lender, (I) in the case of clause (x), a prepayment premium of 1.00% of the amount of the Loans being repaid and (II) in the case of clause (y), a payment equal to 1.00% of the aggregate amount of the Loans outstanding immediately prior to the such amendment that are the subject of such Repricing Transaction.

2.11    Alternate Rate of Interest.     If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)
the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)
the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
2.12    Reserve Requirements; Change in Circumstances.

(a)	Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);
(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)
Capital Requirements. If any Lender determines (in good faith, but in its sole and absolute discretion) that any Change in Law affecting such Lender or any applicable lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)
Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)
Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.13    Breakage Payments.     In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.
2.14    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)    Payments Generally. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13, 2.15 or 9.05, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 677 Washington Boulevard, Stamford, Connecticut, except that payments pursuant to Sections 2.12, 2.13, 2.15 and 9.05 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b)    Pro Rata Treatment.

(i)
Each payment by the Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii)
Each payment on account of principal of the Loans (other than declined proceeds pursuant to Section 2.10(h)) shall be allocated among the Lenders pro rata based on the principal amount of the Loans held by the Lenders.

(c)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).
(d)    Sharing of Set-Off. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)
if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)
the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.
(e)    Borrower Default. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)    Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.14(e) or 9.05(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
2.15    Taxes.

(a)
Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower or any other Loan Party shall be required to deduct any such Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions of Indemnified Taxes applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)
In addition, the Borrower or any other Loan Party shall pay, and authorizes the Administrative Agent to pay in its name, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)
The Borrower or any other Loan Party shall indemnify the Administrative Agent and each Lender within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, or such Lenders as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself, shall be conclusive absent manifest error; provided that if the Borrower reasonably believes that such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and the Lenders will use commercially reasonable efforts to cooperate with the Borrower to obtain a refund of any such Taxes paid by the Administrative Agent or such Lenders.

(d)
As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)
Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower certifying to such entitlement to exemption from, or a reduced rate of, withholding or at a reduced rate. Any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to the

Borrower (with a copy to the Administrative Agent) IRS Form W-9 or such other documentation or information prescribed by law or reasonably requested to determine whether such Lender is subject to backup withholding, information reporting requirements, or other similar provisions.

(f)
If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund or a credit of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to that Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the Governmental Authority with respect to such refund); provided that the Loan Parties, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or any Lender in the event the Administrative Agent or such Lender is required to repay such refund to the Governmental Authority. This Section 2.15(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information it deems confidential) to the Loan Parties or to apply for any refund. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(g)
If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

2.16    Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Borrower shall be conclusive absent manifest error.
(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, or if the Borrower exercises its replacement rights under Section 9.08(d), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i) the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b);
(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), assuming for this purpose (in the case of a Lender being replaced pursuant to this Section 2.16(b)) that the Loans of such Lender were being prepaid) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv) such assignment does not conflict with applicable Requirements of Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 2.16(b), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent the promissory notes, if any, executed and delivered pursuant to Section 2.04(c), subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.
2.17    Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, for so long as such Lender is a Defaulting Lender, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.14(d) but excluding Section 2.16(b)) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.01 are satisfied, such payment shall be applied solely to prepay the Loans of, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans to any Defaulting Lender.
The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies that the Borrower, the Administrative Agent and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.17 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.
2.18    Increase in Commitments.
(a)    Borrower Request. The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more Term Commitments (each, an “Incremental Term Loan Commitment”) or one more tranches of revolving credit commitments (each, an “Incremental Revolving Commitment”) by an amount (x) not in excess of $75.0 million in the aggregate, (y) not in excess of $20.0 million in total Incremental

Revolving Commitments and (z) not less than $10.0 million individually. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.
(b)    Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

(i)	each of the conditions set forth in Section 4.01(a) through (d) shall be satisfied;

(ii)
after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase or decrease in Indebtedness resulting from the consummation of any Permitted Acquisition, or Investment or acquisition permitted by Section 6.03 or 6.04, respectively, or dispositions, repayments of debt or other transactions concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 5.04(a) or (b), and assuming (x) all such Incremental Revolving Commitments (if any) were fully drawn and (y) excluding the cash proceeds of any borrowing under any such Incremental Facility from any net debt calculation, the Borrower shall be in compliance with the then-applicable First Lien Net Leverage Ratio and Total Net Leverage Ratio; and

(iii)	the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.
(c)    Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i)
terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Loans (it being understood that Incremental Term Loans may be a part of the Loans);

(ii)	the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the weighted average life to maturity of the existing Loans;

(iii)	the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Maturity Date;

(iv)
the Applicable Margins for the Incremental Term Loans shall be determined by the Borrower and the Lenders of the Incremental Term Loans; provided that in the event that the Applicable Margins for any Incremental Term Loans are greater than the Applicable Margins for the Loans by more than 50 basis points, then the Applicable Margins for the Loans shall be increased to the extent necessary so that the Applicable Margins for the Incremental Term Loans are equal to the Applicable Margins for the Loans plus 50 basis points; provided, further, that in determining the Applicable Margins applicable to the Loans and the Incremental Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) structuring, arrangement and other fees not shared with lenders generally shall be excluded; and

(v)
any Incremental Term Loan Commitments and Incremental Revolving Commitments shall be on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent; provided that, to the extent that the terms and provisions of Incremental Term Loans are not identical to the Loans (except to the extent permitted by clause (ii), (iii) or (iv) above) they shall be reasonably satisfactory to the Administrative Agent.

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.18.
(d)    Making of New Term Loans. On any Increase Effective Date on which new Commitments for Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Loan to the Borrower in an amount equal to its new Commitment.
(e)    Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC with the same priority after giving effect to the establishment of any such Loans or any such new Commitments.
ARTICLE III.
Representations and Warranties
From and after the Closing Date, the Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders, with respect to itself, each of its Restricted Subsidiaries and each of the Guarantors, that, on the Closing Date:
3.01    Organization; Powers.     The Borrower, each of the Restricted Subsidiaries and each of the Guarantors (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in, and is in good standing (where such concept is relevant) in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrower, to borrow hereunder.
3.02    Authorization; No Conflict.     The Loan Documents (a) have been duly authorized by all requisite corporate, partnership or other organizational and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, except as would not reasonably be expected to have a Material Adverse Effect, (B) the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower, any Restricted Subsidiary or any Guarantor, (C) any order of any applicable Governmental Authority except as would not reasonably be expected to have a Material Adverse Effect or (D) except as set forth on Schedule 3.02, any material provision of any material indenture, agreement or other instrument to which the Borrower, any Restricted Subsidiary or any Guarantor is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such material indenture, agreement or other instrument that (other than with respect to the Loan Documents) could reasonably be expected to result in a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any material property or material assets now owned or hereafter acquired by the Borrower, any Restricted Subsidiary or any Guarantor (other than any Lien created hereunder or under the Security Documents or as expressly permitted hereunder) that (other than with respect to the Loan Documents) could reasonably be expected to result in a Material Adverse Effect.

3.03    Enforceability.     This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms (subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and general principles of equity).
3.04    Governmental Approvals.     Except as set forth on Schedule 3.04, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority (other than a Gaming Authority) is or will be required to enter into the Loan Documents and borrow funds in connection therewith except for such as have been made or obtained and are in full force and effect. The Borrower, the Restricted Subsidiaries and the Guarantors have made, or promptly after the Closing Date will make, all necessary applications to and, subject to any additional time to obtain such consents, approvals and rulings contemplated by Section 5.15, Section 9.09 or as set forth on Schedule 3.04, which the Borrower, the Restricted Subsidiaries and/or the Guarantors, as applicable, will promptly make after the Closing Date, have procured all necessary consents, approvals and favorable rulings of all applicable Gaming Authorities, Governmental Authorities and Liquor Authorities to (i) pledge the Equity Interests of the Borrower, the Guarantors and their subsidiaries, where relevant, to the extent required by and pursuant to the Guarantee and Collateral Agreement, (ii) the restrictions on transfer and hypothecation of the stock and equity securities of such Persons contained in Sections 6.02 and 6.04 of this Agreement and otherwise in the other Loan Documents and (iii) otherwise enter into the Loan Documents and borrow funds in connection therewith.
3.05    Financial Statements.
(a)    Historical Financial Statements. The Borrower has heretofore delivered to the Lenders the consolidated or combined, as applicable, balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower as of and for the fiscal years ended December 31, 2010 and December 31, 2011, audited by and accompanied by the unqualified opinion of Grant Thornton LLP.
Such financial statements (A) present fairly and accurately in all material respects the financial condition and results of operations and cash flows of the Borrower as of the dates and for the periods to which they relate, (B) disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof and (C) were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.
(b)    Forecasts. The forecasts of financial performance of the Borrower and its Subsidiaries furnished to the Lenders, on an annual basis for the projected period from on or about the Closing Date through the Maturity Date, have been prepared in good faith by the Borrower and based on assumptions believed by the Borrower at the time made to be reasonable.

3.06    No Material Adverse Change.     No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2011.
3.07    Title to Properties; Possession Under Leases.

(a)
Except as set forth on Schedule 3.07, each of the Borrower, its Restricted Subsidiaries and the Guarantors has good and marketable title to (including in connection therewith, valid easements), or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b)
Except as set forth on Schedule 3.07, each of the Borrower, its Restricted Subsidiaries and the Guarantors is in compliance with all material obligations under all material leases (including all leases of Mortgaged Property) to which it is a party and all such leases are in full force and effect. Each of the Borrower, its Restricted Subsidiaries and the Guarantors enjoys peaceful and undisturbed possession under all such material leases. The granting of a Lien encumbering the proceeds of the leasehold interest of the Borrower, its Restricted Subsidiaries and any Guarantor in any Mortgaged Property (i) does not require landlord consent or approval under the applicable lease that has not been obtained and (ii) will not violate or result in a default under such lease.

(c)
As of the Closing Date, none of the Borrower, its Restricted Subsidiaries or any Guarantor has received any actual notice of, nor has any actual knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties owned by it or any sale or disposition thereof in lieu of condemnation.

(d)
As of the Closing Date, none of the Borrower, its Restricted Subsidiaries, or any Guarantor is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

3.08    Subsidiaries.     Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries, their jurisdiction of organization and the percentage ownership interest of the Borrower therein and the ownership interests of the Guarantors. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 held in such Subsidiary are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents, and Liens permitted under Section 6.02).
3.09    Litigation; Compliance with Laws.

(a)
Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the actual knowledge of the Borrower or the Guarantors, threatened against the Borrower, any Restricted Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)
None of the Borrower, any of the Restricted Subsidiaries or any of the Guarantors or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.

(c)
Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed, except where the failure to have the same could not reasonably be expected to result in a Material Adverse Effect, and true and complete copies of such certificates of occupancy as are available using commercially reasonable efforts have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.

3.10    Agreements.     Except as set forth on Schedule 3.15, none of the Borrower, any of the Restricted Subsidiaries or any of the Guarantors is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Material Indebtedness, or any other material agreement or instrument to which it is a party, where such default would reasonably be expected to result in a Material Adverse Effect.
3.11    Federal Reserve Regulations.     None of the Borrower, any of the Restricted Subsidiaries or any of the Guarantors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.
3.12    Investment Company Act.     None of the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
3.13    Tax Returns.     Each of the Borrower, its Restricted Subsidiaries and the Guarantors has

timely filed or caused to be timely filed all Federal, state, local and (to the extent it has foreign operations) foreign tax returns required to have been filed by it and has paid or caused to be paid all taxes then due and payable by it (whether or not shown as due on such returns but after taking into account any valid extensions), except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested taxes and, in the case of a Mortgaged Property of the Borrower or any Restricted Subsidiary there is no immediate actual risk of forfeiture of such property. The Borrower has not engaged in any “listed transaction” (within the meaning of Treasury Regulation Section 1.6011-4 of the Code). There is no proposed tax assessment against the Borrower, its Restricted Subsidiaries or the Guarantors that would reasonably be expected to have a Material Adverse Effect.
3.14    No Material Misstatements.     No information, report, financial statement, agreement, documentary condition precedent, exhibit or schedule furnished by or on behalf of the Borrower, its Subsidiaries or the Guarantors to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto or the Confidential Information Memorandum contained as of the date of such statement any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading when taken as a whole; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being recognized that any such forecast or projection is subject to the assumptions and plans reflected therein as of the date thereof, which could differ materially from the actual plans and results, and are necessarily subjective and based on estimates, and that actual results are subject to uncertainties and contingencies which may be beyond the Borrower’s control).
3.15    Employee Benefit Plans.     Except as set forth in Schedule 3.15, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates. Neither the Borrower nor any of its ERISA Affiliates has nor has ever sponsored, maintained, contributed to or had any obligation or liability with respect to any Plan subject to Title IV of ERISA, nor does the Borrower nor any ERISA Affiliate have any present intention to sponsor, maintain, contribute or have any obligation or liability with respect to any Plan subject to Title IV of ERISA.
3.16    Environmental Matters.

(a)
Except as set forth in Schedule 3.16 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in the Borrower, any of the Restricted Subsidiaries or any of the Guarantors incurring Environmental Liabilities that could be reasonably expected to result in a Material Adverse Effect, each of the Borrower, the Restricted Subsidiaries and the Guarantors is and has been in compliance with any applicable Environmental Law, which compliance includes obtaining, maintaining and complying with any permit, license or other approval required under any Environmental Law for any of their operations.

(b)
Except as set forth in Schedule 3.16 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in the Borrower, any of the Restricted Subsidiaries or any of the Guarantors incurring Environmental Liabilities that could be reasonably expected to result in a Material Adverse Effect (i) none of the Borrower or any Restricted Subsidiary or any of the Guarantors has contractually assumed any Environmental Liability of any Person, (ii) has received, or to the actual knowledge of the Borrower and the Guarantors, anticipates receiving, written notice of any claim, order, agreement, or investigation with respect to any Environmental Liability or (iii) knows of any basis for any claim with respect to any Environmental Liability against or with respect to the Borrower, any Restricted Subsidiary or any Guarantor.

(c)
No Lien under Environmental Laws has attached to any real property in an amount or a manner that could be reasonably expected to result in a Material Adverse Effect, and to the knowledge of the Borrower and the Guarantors, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Real Property.

(d)
Except as disclosed on Schedule 3.16, the consummation of the transaction contemplated under this Agreement does not require the consent of or filing with any Governmental Authority under any applicable Environmental Law, and, except as disclosed on Schedule 3.16, none of the Real Property assets are located in New Jersey, Indiana or Connecticut.

(e)
Each of the Borrower, the Restricted Subsidiaries and the Guarantors has made available to Administrative Agent copies of all requested existing material environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liability and has provided to Lender copies of all material environmental reports, including any “Phase I environmental site assessments”, relating to any Real Property, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

(f)
None of the items disclosed on any part of Schedule 3.16, together with all other conditions that might give rise to Environmental Liabilities, could reasonably be expected to result in a Material Adverse Effect.

3.17    Insurance.     Schedule 3.17 sets forth a true, complete and correct description of all insurance maintained by the Borrower, the Guarantors and the Restricted Subsidiaries, as of the Closing Date. As of such date, all premiums have been duly paid to the extent due. The Borrower, the Restricted Subsidiaries and the Guarantors have insurance in such amounts with financially sound and reputable insurance companies and covering such risks and liabilities as are in accordance with normal industry practice and customary for companies of similar size engaged in similar businesses in similar locations.
3.18    Security Documents.

(a)
Except as set forth in Schedule 3.18, the Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will be effective to create in favor of the Collateral Agent, to the extent set forth therein, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and, subject to any limitations herein and therein or in the certificates or notes, as applicable, representing Pledged Collateral (as defined in the Guarantee and Collateral Agreement), the proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium (or similar laws affecting the enforcement of creditors’ rights generally), by equitable principles (whether enforcement is sought by proceedings in equity or at law), implied covenants of good faith and fair dealing and by applicable Gaming Laws (including licensing, qualification and suitability approvals required by any Gaming Authority and that the approval of the Nevada Gaming Authorities is required in order for the pledge of the Pledged Gaming Interests to be effective and for the certificates evidencing such Pledged Gaming Interests to be delivered to the Collateral Agent) and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent, if and to the extent required by the Guarantee and Collateral Agreement, the Lien created under the Guarantee and Collateral Agreement shall (subject to the further approvals and requirements of relevant Gaming Authorities) constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral to the extent that a Lien in such Pledged Collateral can be perfected by delivery, in each case prior and superior in right to any other person (except with respect to Liens expressly permitted under Section 6.02), and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.18(a), the Lien created under the Guarantee and Collateral Agreement will (subject to the further approvals and requirements of relevant Gaming Authorities including that the approval of the Nevada Gaming Authorities is required in order for the pledge of the Pledged Gaming Interests to be effective and for the certificates evidencing such Pledged Gaming Interests to be delivered to the Collateral Agent) constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral to the extent that a Lien in such Collateral can be perfected by filing of financing statements (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement, and other Collateral with respect to which possession or control is required for perfection), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

(b)
Except as set forth in Schedule 3.18, upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the duly completed financing statements in appropriate form filed in the offices specified in Schedule 3.18(a), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by such filing in the United States and its territories and possessions, in each case prior and superior in right to any other person other than with respect to Liens expressly permitted by Section 6.02 and (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(c)
Each of the Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the grantor’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the appropriate offices in which each such Mortgaged Property is located, the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such grantor in such Mortgaged Property and the proceeds thereof, prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.

(d)
Upon the recordation of the executed Ship Mortgages with the National Vessel Documentation Center, such agreements will be effective to create in favor of the Collateral Agent, to the extent set forth therein, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Vessels to the extent that the Vessels are “vessels” within the meaning of the United States Ship Mortgage Act of 1920, as amended and as recodified at 46 U.S.C. 31301 et seq. (the “Ship Mortgage Act”), and subject to any limitations set forth herein or therein, the proceeds thereof except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium (or similar laws affecting the enforcement of creditors’ rights generally), by equitable principles (whether enforcement is sought by proceedings in equity or at law), implied covenants of good faith and fair dealing and by applicable Gaming Laws (including licensing, qualification and suitability approvals required by any Gaming Authority), and the Lien created under such Ship Mortgages shall (subject to the further requirements of relevant Gaming Authorities) constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in the Vessels to the extent such Vessels are “vessels” within the meaning of the Ship Mortgage Act, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.
3.19    Location of Real Property and Leased Premises.

(a)
Schedule 3.19(a) lists completely and correctly as of the Closing Date all Real Property owned by the Borrower, the Restricted Subsidiaries and the Guarantors and the addresses thereof (to the extent available). The Borrower, the Restricted Subsidiaries and the Guarantors own in fee all the Real Property set forth on Schedule 3.19(a).

(b)
Schedule 3.19(b) lists completely and correctly as of the Closing Date all Real Property leased by the Borrower, the Restricted Subsidiaries and the Guarantors and the addresses thereof (to the extent available). The Borrower, the Restricted Subsidiaries and the Guarantors have valid leases in all the Real Property set forth on Schedule 3.19(b), except as noted thereon.

3.20    Leased Ships and Vehicles.     Schedule 3.20 lists completely and correctly as of the Closing Date owned or leased ships and vessels (to the extent not listed on Schedules 3.19(a) or 3.19(b)) (collectively, the “Vessels” and each, a “Vessel”) of the Borrower, the Restricted Subsidiaries and the Guarantors and the location thereof. The Borrower, the Restricted Subsidiaries and the Guarantors own in fee or have valid leases on the properties set forth on Schedule 3.20. As of the Closing Date, (i) the name, official number and registered owner of each Vessel is set forth on Schedule 3.20 and (ii) other than as set forth on Schedule 3.20, there are no Charters entered into between the Borrower (or any Restricted Subsidiary) and any other Person to which a Vessel is subject.
3.21    Labor Matters.     Except as set forth on Schedule 3.21 hereto, as of the Closing Date, (i) there are no strikes or lockouts against the Borrower, any Restricted Subsidiary or any Guarantor pending or, to the actual knowledge of the Borrower or the Guarantors, threatened, in each case or in the aggregate, that could be reasonably expected to result in a Material Adverse Effect, (ii) the hours worked by and payments made to employees of the Borrower, the Restricted Subsidiaries and the Guarantors have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters that would reasonably be expected to have a Material Adverse Effect, and (iii) all payments due from the Borrower or any Restricted Subsidiary or any Guarantor on account of wages and employee health and welfare insurance and other benefits that would reasonably be expected to have a

Material Adverse Effect if not paid, have been paid or accrued as a liability on the books of the Borrower, such Restricted Subsidiary or such Guarantor.
3.22    Sanctioned Persons; Patriot Act.

(a)
(i) The Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person in violation of the U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and (ii) none of the Borrower, any Subsidiary or any Guarantor, nor any director, officer, senior manager of the Borrower, any Subsidiary or any Guarantor is (A) a Person included in the Specially Designated Nationals and Blocked Persons List, as published from time to time by OFAC, or (B) currently subject to any U.S. sanctions administered by OFAC; provided, however, that the scope of this representation and warranty is limited to published U.S. regulatory requirements as at the date such representation is given.

(b)
To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.23    Casino Leases.     As of the Closing Date and except as set forth in Schedule 3.23, after giving effect to the Loans made on the Closing Date and the execution of the Loan Documents, in the opinion of the Borrower, no default on behalf of the Borrower or the Restricted Subsidiaries exists under any of the Casino Leases which, entitles the landlords thereunder to immediately terminate the same, including without limitation, as a result of the granting of a leasehold deed of trust or leasehold mortgage to the Administrative Agent.
3.24    Citizenship.     As of the Closing Date, the Loan Parties own or are qualified to own the Vessels under the laws of the United States, including Section 2 of the Shipping Act of 1916, as amended from time to time. Each other Person which may operate one or more of the Vessels is qualified to operate such Vessels under the laws of the United States and each other jurisdiction where any such Vessel may be operated.
3.25    Use of Proceeds.     The Borrower will use the proceeds of the Loans made on the Closing Date for application by the Borrower (and, to the extent distributed to them by the

Borrower, each other Loan Party) solely (a) to repay certain Indebtedness, including all amounts due under the Existing Credit Agreement, (b) to pay fees and expenses related to the Transactions, and (c) for other general corporate purposes of the Borrower and its Subsidiaries.
3.26    Solvency.     On the Closing Date, both immediately before and after the consummation of the Transactions, including the making of the Loans and the application of the proceeds thereof, the Loan Parties, taken as a whole, are and will be Solvent.
3.27    No Burdensome Restrictions.     Except as set forth in Section 3.15, neither the Borrower nor any of its Restricted Subsidiaries is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 3.15, neither the Borrower nor any of its Restricted Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default. The Borrower has delivered or otherwise made available to the Administrative Agent complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect.
3.28    Intellectual Property.      Except as set forth in Section 3.18, the Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, the “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except as would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary in the operation of their respective businesses as currently conducted infringes upon any rights held by any other Person, except as would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights is pending or, to the actual knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
ARTICLE IV.
Conditions of Lending
4.01    Conditions to the Closing Date.     The obligation of each Lender to fund the Loans requested to be made by it on the Closing Date is subject to the prior or concurrent satisfaction of each of the following conditions:

(a)	The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b)
The representations and warranties set forth in ARTICLE III and in each other Loan Document shall be true and correct in all material respects or, to the extent otherwise qualified by materiality, in all respects, on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall have been true and correct in all material respects or, to the extent otherwise qualified by materiality, in all respects, as of such earlier date.

(c)	At the time of and immediately after the Borrowing, no event shall have occurred and be continuing or would result from such Borrowing that would constitute a Default or an Event of Default.

(d)
No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

(e)
The Existing Credit Agreement shall be concurrently repaid in full, all commitments relating thereto shall be concurrently terminated, and the Loan Parties shall have delivered to the Administrative Agent all documents or instruments (including a “pay-off” letter) necessary to terminate or unconditionally release all liens or security interests related to the Existing Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent. Immediately after giving effect to the Transactions, none of the Borrower or its Restricted Subsidiaries shall have outstanding any Indebtedness for borrowed money or preferred stock other than (i) the Loans hereunder, (ii) the L/C Facility, (iii) the Indebtedness permitted by Section 6.01 and (iv) Indebtedness owed to the Borrower or any Guarantor.

(f)
Except as provided in Section 9.09, the Lenders shall be satisfied that all requisite Governmental Authorities and third parties (including all relevant Gaming Authorities) shall have approved or consented to the Transactions to the extent necessary, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby. The Lenders shall be satisfied that the Borrower, its Subsidiaries and the Transactions shall be in compliance in all material respects with all Requirements of Law, including Regulations T, Regulation U and Regulation X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(g)
The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or equivalent organizational document, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or equivalent governing document of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors, members or managers of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or equivalent organizational document of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(h)
The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the provisions of Sections 4.01(b), (c) and (d).

(i)
The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date (or be reasonably satisfied that all Fees and other amounts due and payable will be paid on the Closing Date from the proceeds of the Loans), including to the extent invoiced, reimbursement or payment of all out-of-pocket expenses to the extent required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(j)
Except as provided in Section 9.09, the Collateral Agent on behalf of the Secured Parties shall have a security interest on the Closing Date in the Collateral of the type and priority described in the Security Documents (but subject to such Liens permitted under Section 6.02), and the Security Documents shall have been duly executed by each Loan Party that is to be a party thereto (and in the case of the Intercompany Notes, accompanied by instruments of transfer undated and endorsed in blank) and shall be in full force and effect on the Closing Date, and the Loan Parties shall deliver:

(i) except as provided in Section 9.09, to the extent required by the Guarantee and Collateral Agreement, all certificates, agreements or instruments representing or evidencing Collateral in the form of Equity Interests, accompanied by instruments of transfer and stock powers undated and endorsed in blank;
(ii) all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in, among other things, all Chattel Paper, all Instruments, all Deposit Accounts, all Securities Accounts and all Investment Property of each Loan Party (as each such term is defined in the Guarantee and Collateral Agreement and to the extent required by the Guarantee and Collateral Agreement);
(iii) except as provided in Section 9.09, the UCC financing statements in appropriate form for filing under the UCC, filings to be filed with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;
(iv) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, and such other searches that are required by the Perfection Certificate or that the Collateral Agent deems necessary or appropriate, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Liens permitted under Section 6.02 or any other Liens acceptable to the Collateral Agent); and
(v)    evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(k)	[Intentionally Omitted].

(l)	The Lenders shall have received the financial statements and forecasts referred to in Section 3.05.

(m)	The Administrative Agent shall have received a solvency certificate in the form of Exhibit H, dated the Closing Date and signed by the chief financial officer of the Borrower.

(n)	Subject to any additional time to complete any of the following contemplated by

Section 5.15, (i) each of the Mortgages relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) title searches shall indicate that the Mortgaged Properties are not subject to any Lien other than those permitted under Section 6.02 hereto or the Collateral Agent has received evidence reasonably satisfactory to it that any such existing Lien will be released on the Closing Date, (iii) each of such Security Documents shall have been filed and recorded in the appropriate recording office in the jurisdiction in which the Mortgaged Property is located or shall have been delivered to the Administrative Agent or a nationally recognized title insurance company in a proper form for filing, recordation or registration in form and substance acceptable to the Collateral Agent as a first priority lien on such Mortgaged Property (subject only to any Lien permitted by Section 6.02) and, upon filing or recordation, as applicable, in connection therewith where filed or recorded, as applicable, the Collateral Agent shall have received evidence reasonably satisfactory to it of each such filing or recordation and (iv) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Collateral Agent and the Lenders, insuring the Mortgages as valid first priority liens on the Mortgaged Properties, free of Liens other than those permitted under Section 6.02, together with such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Agent or the Lenders.

(o)
(i) Each of the Ship Mortgages, in form reasonably satisfactory to the Lenders, relating to each of the Vessels, shall have been duly executed and delivered to the Collateral Agent and shall be in full force and effect, (ii) (x) vessel abstracts shall indicate that the Vessels are not subject to any Lien of record other than Permitted Liens or (y) the Collateral Agent has received evidence reasonably satisfactory to it that any such Lien will be released on the Closing Date, (iii) each of such Ship Mortgages shall have been filed and recorded in the National Vessel Documentation Center and, in connection therewith, the Collateral Agent shall have received evidence reasonably satisfactory to it of each such filing or recordation and (iv) the Collateral Agent shall have received legal opinions with respect to the Ship Mortgages and such other documents required to be furnished pursuant to the terms of the Ship Mortgages or as reasonably requested by the Collateral Agent or the Lenders; provided that, notwithstanding the foregoing, title insurance shall not be required.

(p)	The Borrower shall:

(i)	deliver to the Administrative Agent a Perfection Certificate with respect to the Loan Parties duly executed by a Responsible Officer of the Borrower;

(ii)
provide a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured; and

(iii)
provide to the Administrative Agent, on behalf of itself and the Lenders, a reasonably satisfactory written opinion of (i) Brown Rudnick LLP, counsel for the Borrower (A) addressed to the Administrative Agent and the Lenders and (B) covering certain matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and the Borrower hereby request such counsel to deliver such opinion and (ii) each local counsel listed on Schedule 4.01(p).

(q)
The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act at least five Business Days prior to the Closing Date.

ARTICLE V.
Affirmative Covenants
From and after the Closing Date, the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, it will and will cause each of its Restricted Subsidiaries and the Guarantors to:
5.01    Existence; Compliance with Laws; Businesses and Properties.

(a)	Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04.

(b)
Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of the business of the Borrower, the Guarantors and the Restricted Subsidiaries, taken as a whole; maintain and operate such business as a Permitted Business; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Gaming Authorities or Governmental Authority, whether now in effect or hereafter enacted and all contractual obligations under any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower, any of the Restricted Subsidiaries or any of the Guarantors is

outstanding; and except as permitted under Section 6.04, at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times (provided that, in the event of a Casualty Event relating to no more than two separate facilities at any one time, the Loan Parties shall have a reasonable time period to repair and/or replace such facilities), except where any such failure would not reasonably be expected to have a Material Adverse Effect.
5.02    Insurance.

(a)
Keep its insurable Mortgaged Properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b)
Promptly following the Administrative Agent’s request, cause all such policies covering any Collateral (except public liability, third party, product liability and business interruption) to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and, to the extent customarily available at a commercially reasonable cost, to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver certificates of each such policies (and if reasonably requested, certified copies of all such policies) to the Collateral Agent; cause each such policy, to the extent customarily available at a commercially reasonable cost, to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the

Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c)
If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require.

(d)
With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than $25,000,000, naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

(e)
Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

5.03    Payment of Obligations and Taxes.     Pay its Indebtedness and other obligations that arise after the Closing Date promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed after the Closing Date upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Indebtedness, obligations, Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be diligently contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property of the Borrower or any Restricted Subsidiary, there is no immediate actual risk of forfeiture of such property.
5.04    Financial Statements, Reports, etc.     In the case of the Borrower, furnish to the Administrative Agent, which shall promptly furnish the following information to each Lender in accordance with its customary practice:

(a)
within 90 days after the end of each fiscal year, commencing with the fiscal year in which the Closing Date occurs its consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries and the Guarantors as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries and the Guarantors during such year, together with comparative figures for the immediately preceding fiscal year, all audited by independent public accountants of recognized standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower, its consolidated Subsidiaries and the Guarantors, on a consolidated and consolidating basis, in accordance with GAAP consistently applied (which opinion shall not be qualified as to scope or contain any going concern or other qualification);

(b)
within 45 days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter in which the Closing Date occurs, its consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries and the Guarantors as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries and such Guarantors during such fiscal quarter and the then elapsed portion of the fiscal year, together with comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of the Financial Officers of the Borrower, as fairly presenting the financial condition and results of operations of the Borrower, its consolidated Subsidiaries and the Guarantors, on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c)
concurrently with any delivery of financial statements under Section 5.04(a) or 5.04(b), a certificate of the accounting firm (in the case of Section 5.04(a)) (to the extent that the accounting firm is willing to provide such certificate in accordance with its customary business practice) or Financial Officer (in the case of Section 5.04(b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred as of the last day of the period to which such financial statements relate, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) in the cases of the certificates delivered with respect to Sections 5.04(a) and 5.04(b) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.11 and 6.12;

(d)
promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower, any Subsidiary or any Guarantor with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be (provided that the Borrower shall not be required to deliver separately such material to the Administrative Agent or any Lender, so long as the Administrative Agent and Lenders have access to such publicly available materials);

(e)
promptly after the receipt thereof by the Borrower, the Guarantors or any of their respective Subsidiaries, a copy of any final “management letter” received by any such Person from its certified public accountants relating to any deficiency or weakness in accounting practices or in reported results of the Borrower, any Subsidiary or any Guarantor and the management’s response thereto to the extent such accountants are willing to provide such letters;

(f)
within 60 days after the beginning of each fiscal year, a budget for the Borrower in reasonable detail on a quarterly basis for such fiscal year as customarily prepared by management of the Borrower for its internal use similar in scope with the financial statements provided pursuant to Section 5.04(a), prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of the Borrower to the effect that the budget of the Borrower is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget, balance sheet and related statements of income, stockholders’ equity and cash flows;

(g)
promptly after the request by the Administrative Agent on its own behalf or on behalf of any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h)
in the event that the Borrower or any of its ERISA Affiliates intend to establish, sponsor, maintain or contribute or have any obligation or liability with respect to any Plan subject to Title IV of ERISA, the Borrower shall promptly, and in any event within 10 Business Days prior to establishing, maintaining or contributing, as applicable, to such Plan, inform the Administrative Agent of such intention. Except as set forth on Schedule 3.15, neither the Borrower nor any of its ERISA Affiliates will establish, sponsor, maintain or contribute to any Plan that would result in any obligation or liability that would result in, or could reasonably be expected to result in, a Material Adverse Effect;

(i)
promptly following any request by the Administrative Agent on its own behalf or on behalf of a Lender, on and after the effectiveness of the Pension Act, copies of (i) any documents described in Section 101(k)(l) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Plan or Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, the Borrower or its ERISA Affiliates shall promptly make a request for such documents or notices from the such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(j)
promptly, from time to time, after reasonable notice is given, such other information regarding the operations, business affairs and financial condition of the Borrower, any Subsidiary or any Guarantor, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

5.05    Litigation and Other Notices.     Furnish to the Administrative Agent prompt written notice after obtaining knowledge thereof of the following:

(a)	any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)
the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, (i) against the Borrower, a Guarantor or any of their respective Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or (ii) challenging the validity, enforceability or priority of any Loan Document;

(c)
the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower, the Restricted Subsidiaries and the Guarantors in an aggregate amount exceeding $10,000,000;

(d)	the occurrence of a Casualty Event with a value of at least $5,000,000 or any other event which could reasonably be expected to adversely affect the value of the Collateral by at least $5,000,000; and

(e)	any other development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
5.06    Information Regarding Collateral.

(a)
Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless, prior to or substantially concurrently therewith, all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral secured by it under any Security Document. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed such that the value of such damaged or destroyed Collateral, together with all other Collateral damaged or destroyed in a related series of events, has declined by at least $5,000,000.

(b)
In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent upon its reasonable request a certificate of a Financial Officer setting forth the information required pursuant to Sections 1 and 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered pursuant to Section 4.01(p)(i) or the date of the most recent certificate delivered pursuant to this Section 5.06.

5.07    [Intentionally Omitted].
5.08    Maintaining Records; Access to Properties and Inspections; Annual Meetings.     Keep proper books and records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Subject to any applicable Gaming Laws, each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent on its own behalf or on behalf of any Lender (being an accountant, auditor, attorney, valuer or other professional adviser of the Administrative Agent or such Lender), during normal business hours and upon reasonable notice, to, at the Borrower’s expense, visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested (but in no event more than twice annually unless a Default or Event of Default shall have occurred and be continuing) and to make extracts from and copies of such financial records, and permit any such representatives designated by the Administrative Agent (on behalf of itself or any Lender) to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor. Within 150 days after the end of each fiscal year of the Borrower, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location, venue and time or, at the option of the Administrative Agent, by conference call, the costs of such venue or call to be paid by the Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Borrower and its Subsidiaries and the budgets presented for the current fiscal year of the Borrower and its Subsidiaries.
5.09    Use of Proceeds.     Use the proceeds of the Loans only for the purposes set forth in Section 3.25.
5.10    Employee Benefits.     Except as set forth in Schedule 3.21, (a) comply in all material respects with the applicable provisions of ERISA and the Code, solely as it relates to Plans, and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $10,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.
5.11    Compliance with Environmental Laws.     Comply, and cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any required remedial action in material compliance with Environmental Laws; provided, however, that none of the Borrower, any Restricted Subsidiary or any Guarantor shall be required to undertake any such remedial action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
5.12    Environmental Reporting.     (a) The Borrower, shall give the Administrative Agent prompt notice (containing reasonable detail) upon obtaining knowledge of any matter that would reasonably be expected to result in the Borrower, any Restricted Subsidiary or any Guarantor incurring Environmental Liabilities in excess of $1,500,000 in the aggregate, and (b) if (i) notice is provided to Lender under Section 5.12(a), or (ii) a breach of Section 3.16 or Section 5.11 shall have occurred and be continuing for more than 30 days without the Borrower, any Restricted Subsidiary or any Guarantor commencing activities reasonably likely to cure such breach, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such notice or request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such notice or request prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such notice or breach.
5.13    [Intentionally Omitted].
5.14    Further Assurances.     Take the following actions:

(a)
The Borrower shall execute any and all further documents, agreements and instruments, and take all further action (including filing UCC and other financing statements, mortgages, ship mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall reasonably designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and the Guarantors (including real and other properties acquired subsequent to the Closing Date with a fair market value in excess of $2,500,000)), subject to such exceptions as are contained or may hereafter be contained in the Security Documents from time to time. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages (including ship mortgages and vessel security agreements), deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Borrower and the Guarantors agree to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any other Loan Party, of any real property (or any interest in real property) or gaming vessel (or any interest in any gaming vessel) having a value in excess of $2,500,000.

(b)
Upon the acquisition or formation by any of the Loan Parties of any Domestic Subsidiary that is a wholly owned Restricted Subsidiary (or the date on which such Restricted Subsidiary first holds any property, if later) so formed and subject to Gaming Authority approval to the extent required, the Borrower shall cause the Person so acquired or formed (each an “Additional Guarantor”), as the case may be, to become a Guarantor of the Obligations. Such Additional Guarantor shall become a Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent. In addition, (i) such Additional Guarantor shall execute and deliver such agreements and documents as the Administrative Agent, Collateral Agent or the Required Lenders may reasonably request (including, without limitation, the agreements and documents referred to in Section 4.01(n) with respect to any Real Property) to grant a perfected Lien in respect of substantially all of its real and personal property in favor of the Collateral Agent and the Lenders (other than Real Property with a fair market value of less than $2,500,000), subject to such exceptions as are contained or may hereafter be contained in the Security Documents from time to time, and (ii) the Loan Parties owning Equity Interests in such Additional Guarantor shall pledge all such Equity Interests in such Additional Guarantor (subject to any necessary Gaming Authority approval, which the Borrower agrees to use its best efforts to obtain).

(c)
Promptly following the Administrative Agent’s reasonable request, subject to Gaming Authority approval to the extent required and applicable Gaming Laws, the Borrower shall execute, or shall cause its relevant Restricted Subsidiaries to execute any and all further related documents and take all further related action that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may request in their sole discretion, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents.

(d)
Promptly following the Administrative Agent’s reasonable request, subject to Gaming Authority approval to the extent required and applicable Gaming Laws, execute Mortgages, Ship Mortgages, Vessel Security Agreements any and all further related documents and take all further related action that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may request in their sole discretion, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents, in each case subject to Gaming Authority approval and applicable Gaming Laws.

(e)
If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform

Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.
5.15    Post-Closing Collateral Matters    . Execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified on such schedule, or such later date(s) as the Administrative Agent may agree in its discretion.
5.16    Maintenance of Ratings.     Use commercially reasonable efforts to cause the Loans and the Borrower’s corporate credit to continue to be rated by Standard & Poor’s Ratings Group and Moody’s Investors Service Inc. (but not to maintain a specific rating).
5.17    Minimum Capital Expenditures.     Make Capital Expenditures in the assets of Tropicana Atlantic City Corp. or any successor thereto of no less than $25,000,000 for the period beginning January 1, 2012 and ending December 31, 2013, except to the extent that the failure to so cause or delaying in so causing is primarily attributable to acts beyond the Loan Parties’ reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; and/or (i) shortage of adequate power or transportation facilities, so long as the Borrower has given notice to the Administrative Agent within thirty (30) days of such event (but in any event prior to December 31, 2013); provided that, for purposes of this Section 5.17, such amount shall not include any Capital Expenditures made with the Net Cash Proceeds of any Asset Sales, other disposition or Casualty Events of or pertaining to any property of Tropicana Atlantic City Corp. and its subsidiaries, or any successor thereto.
5.18    Designation of Subsidiaries.      The Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Sections 6.11 and 6.12 as if such designation had occurred on the first day of the most recently ended Test Period, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if the Borrower or any remaining Restricted Subsidiary is directly or indirectly responsible for any Indebtedness of or has any obligation to provide credit support or to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “restricted subsidiary” for the purposes of any other Indebtedness of the Borrower and (v) if a Restricted Subsidiary that was a Subsidiary of the Borrower as of the Closing Date is being designated as an Unrestricted Subsidiary hereunder, the fair market value of the equity in such Subsidiary as of such date of designation measured as of the date of such Subsidiary’s designation as an Unrestricted Subsidiary, shall not exceed $5,000,000. The designation of any Subsidiary as an Unrestricted Subsidiary after the date hereof shall constitute an Investment by the Borrower and its Restricted Subsidiaries, as

applicable, therein at the date of designation in an amount equal to the fair market value of the equity in such Subsidiary and such designation shall only be permitted to the extent permitted under Section 6.03. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (X) the incurrence at the time of designation of any Investment, Indebtedness and/or Liens of such Subsidiary existing at such time and (Y) a return on any Investment by the Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Borrower’s and its Restricted Subsidiaries’ (as applicable) Investment in such Subsidiary. All such designations must be evidenced by a certificate of a Financial Officer delivered to the Administrative Agent certifying compliance with the foregoing provisions of this Section 5.18.
ARTICLE VI.
Negative Covenants
From and after the Closing Date, the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, it will not, and will not cause or permit any of its Restricted Subsidiaries or the Guarantors to:
6.01    Indebtedness.     Incur, create, assume or permit to exist any Indebtedness, except:

(a)
Indebtedness of the Borrower and its Restricted Subsidiaries existing on the Closing Date and set forth in Schedule 6.01 and any Indebtedness evidencing a refinancing, refunding, renewal or extension of such Indebtedness; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness either (i) has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced or (ii) has a final maturity that is more than 91 days after the scheduled Maturity Date hereunder and (C) the covenants, events of default, subordination and other provisions (other than interest rates) thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders in any material respect than those contained in the Indebtedness being renewed or refinanced;

(b)	Indebtedness created hereunder and under the other Loan Documents;

(c)	intercompany Indebtedness of the Borrower, the Restricted Subsidiaries and the Guarantors to the extent permitted by Sections 6.03(c), (n) or (o);

(d)	Indebtedness under performance bonds or with respect to workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self insurance obligations, performance, bid and surety bonds and completion guaranties in each case incurred in the ordinary course of business;

(e)
Indebtedness incurred by the Borrower, the Restricted Subsidiaries or the Guarantors with respect to Hedging Agreements in the ordinary course of business and not for speculative purposes; provided that if such Indebtedness relates to interest rates, (i) such Indebtedness relates to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Indebtedness at the time incurred does not exceed the principal amount of the Indebtedness to which such Indebtedness relates;

(f)
(i) Indebtedness incurred by the Borrower, the Restricted Subsidiaries or the Guarantors in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, in each case, other than Indebtedness for borrowed money and (ii) Indebtedness arising from the honoring of a check or draft drawn against insufficient funds;

(g)
guarantees and any other contingent obligations of the Borrower, the Restricted Subsidiaries and the Guarantors in respect of Indebtedness otherwise permitted hereunder (both before or after any liability associated therewith becomes fixed);

(h)
Indebtedness (including reimbursement obligations) which may be deemed to exist pursuant to (i) letters of credit issued in accordance with the L/C Facility in an aggregate face amount not to exceed $15,000,000 at any one time outstanding and/or (ii) any guaranties, letters of credit or similar obligations incurred in the ordinary course of business;

(i)
Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification, holdbacks, working capital or other purchase price adjustments, earn-outs, non-compete agreements, deferred compensation or similar obligations;

(j)
Indebtedness with respect to Capital Lease Obligations and Synthetic Lease Obligations in an aggregate amount, together with all Indebtedness incurred pursuant to clauses (l) and (m) of this Section 6.01, not to exceed at any one time outstanding $20,000,000;

(k)
Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to the Borrower, any Restricted Subsidiary or any Guarantor, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the annual period in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;

(l)	Purchase money Indebtedness in an aggregate amount, together with all Indebtedness incurred pursuant to clauses (j) and (m) of this Section 6.01, not to exceed at any one time outstanding $20,000,000;

(m)
Indebtedness in respect of slot machine financing arrangements in an aggregate amount, together with all Indebtedness incurred pursuant to clauses (j) and (l) of this Section 6.01, not to exceed at any one time outstanding $20,000,000;

(n)
Indebtedness consisting of Permitted Junior Debt; provided that the Borrower is in compliance with Sections 6.11 and 6.12, on a Pro Forma Basis when such Permitted Junior Debt is incurred, after giving effect to the application of proceeds therefrom;

(o)
Indebtedness of a Person that becomes a Restricted Subsidiary after the date hereof in connection with an Investment permitted hereby or a Permitted Acquisition, and any refinancing, refunding, renewal or extension thereof to the extent such refinancing, refunding, renewal or extension would have been permitted had such Indebtedness been permitted under Section 6.01(a) hereof; provided, however, that (x) such Indebtedness existed at the time such Person became a Restricted Subsidiary and was not created in contemplation thereof and (y) the Borrower is in compliance with Section 6.11, on a Pro Forma Basis when such Indebtedness is incurred or assumed, after giving effect to the application of proceeds therefrom; and

(p)
other Indebtedness of the Borrower, the Restricted Subsidiaries and the Guarantors (whether or not of a type listed in the other provisions of this Section 6.01) in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.

6.02    Liens.     Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Restricted Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof (collectively referred to in this Section 6.02 as the “Assets”)), except:

(a)
Liens on Assets of the Borrower, the Restricted Subsidiaries and the Guarantors existing on the Closing Date and set forth on Schedule 6.02, or that secures intercompany Indebtedness in which the lender is the Borrower or a Guarantor permitted under Section 6.01(c);

(b)	any Lien created or otherwise permitted under the Loan Documents;

(c)	Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

(d)
landlord’s, banks’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (or imposed by law) and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

(e)	pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(f)
pledges or deposits of cash and cash equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;

(g)
Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto permitted under Section 6.01 and rights which may arise under state insurance guarantee funds relating to any such insurance policy;

(h)
deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i)
zoning restrictions, easements, covenants, conditions, environmental and other land use laws, rules and regulations, utility agreements, reservations, encroachments, rights-of-way, restrictions on use of real property, minor imperfections of title, minor survey defects and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the Assets subject thereto or interfere with the ordinary conduct of the business of the Borrower, any of its Restricted Subsidiaries or any of the Guarantors;

(j)
Liens securing Indebtedness permitted under Sections 6.01(j), (l) and (m); provided that (i) such Liens secure Indebtedness incurred to finance the acquisition, construction or improvement of any equipment, machinery, fixed or capital assets or Capital Lease Obligations and Synthetic Lease Obligations, (ii) such Liens are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such real property, improvements, equipment or machinery at the time of such acquisition (or completion of construction or improvement) and (iv) such security interests, unless granted as part of a group financing provided in connection with related equipment, do not apply to any property or assets of the Borrower, any

Restricted Subsidiary or any Guarantor other than the equipment, machinery, fixed or capital assets which are acquired, constructed or improved, or directly related assets, including, without limitation, accessions thereto and proceeds thereof;

(k)
any interest or title of a lessor or sublessor under any lease of real estate, or any licensor of Intellectual Property entered into by the Borrower, any Restricted Subsidiary or any Guarantor in the ordinary course of business;

(l)	ground leases in respect of real property (and the rights of landlords thereunder) on which facilities owned or leased by the Borrower or its Restricted Subsidiaries are located;

(m)	Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(n)	receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(o)	Liens solely on cash earnest money deposits made by the Borrower, any Restricted Subsidiary or any Guarantor in connection with a letter of intent or purchase agreement permitted hereunder;

(p)	purported Liens evidenced by precautionary Uniform Commercial Code financing statements filed in the ordinary course of business;

(q)	Liens securing reimbursement obligations with respect to documentary letters of credit;

(r)
Liens consisting of cash collateral in support of the L/C Facility in accordance with the terms thereof and on deposits or other accounts securing up to 105% of the face amount of any issued and outstanding letters of credit;

(s)	licenses of patents, trademarks and other intellectual property rights granted to or by the Borrower, the Restricted Subsidiaries or the Guarantors in the ordinary course of business;

(t)	Liens arising out of consignment or similar arrangements for the sale by the Borrower, the Restricted Subsidiaries or the Guarantors of goods through third parties in the ordinary course of business;

(u)	Liens arising out of judgments or awards which do not result in a Default or

Event of Default;

(v)
Liens on assets of a Person existing at the time such Person becomes a Restricted Subsidiary (and not created in connection with or in anticipation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of becoming a Restricted Subsidiary (other than improvements and attachments thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than the then-existing Lien; provided, further, that the Borrower is in compliance with Sections 6.11 and 6.12 on a Pro Forma Basis at the time any such Lien is incurred;

(w)	Liens arising under applicable Gaming Laws; provided, however, that no such Lien constitutes a Lien securing repayment of Indebtedness for borrowed money;

(x)	Liens to secure Indebtedness with respect to Hedging Agreements permitted under Section 6.01(e);

(y)
in the case of any Unrestricted Subsidiary, any put and call arrangements or restrictions on dispositions of a Restricted Subsidiary’s Equity Interests in such Unrestricted Subsidiary set forth in the organizational documents or any related joint venture or similar agreement relating to such Unrestricted Subsidiary;

(z)	Liens arising in connection with transactions relating to the selling or discounting of accounts receivable in the ordinary course of business;

(aa)	licenses, leases, or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(bb)	Liens securing obligations of any Persons in respect of employee deferred compensation and benefit plans in connection with “rabbi trusts” or other similar arrangements;

(cc)	Liens securing Indebtedness permitted under Section 6.01(n); and

(dd)
other Liens of the Borrowers, the Restricted Subsidiaries and the Guarantors (whether or not of a type listed in any other provision of this Section 6.02) securing Indebtedness and other obligations in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.

6.03    Investments, Loans and Advances.     Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any other Investment in, any other Person, except:

(a)	Investments by the Borrower, the Restricted Subsidiaries and the Guarantors in the Equity Interests of the Borrower or any of the Guarantors;

(b)	Cash Equivalents;

(c)
Investments made (i) among or between the Borrower and the Guarantors and (ii) by any Restricted Subsidiary that is not a Guarantor to the Borrower or any of the Restricted Subsidiaries; provided that if such Investment is an intercompany loan or advance, any such loan or advance to a Loan Party shall be subordinated to such Loan Party’s Obligations hereunder and/or under the Guarantee and Collateral Agreement and evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(d)
Investments received in connection with trade credit (including gaming customers in the ordinary course of business) or notes receivable and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e)	deposits, prepayments and other credits to suppliers made in the ordinary course of business;

(f)	Investments in any Person that is not a Subsidiary of the Borrower, to the extent such Person becomes a Guarantor;

(g)	each Loan Party may make investments arising out of the receipt by such party of non-cash consideration for any Asset Sale permitted hereunder;

(h)	guarantees and any other contingent obligations permitted under Section 6.01(g);

(i)	Investments consisting of Capital Expenditures;

(j)
the Borrower and the Guarantors may make investments in community development projects to the extent required by any Governmental Authority (including the Casino Reinvestment Development Authority); and specifically as set forth in the Lease Agreement among the City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar (as such Lease Agreement is amended from time to time);

(k)	advances to officers, directors and employees of the Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes consistent with past practice;

(l)	any Investments made in connection with Permitted Acquisitions or other transactions permitted by Section 6.04 hereof;

(m)
Investments of any Restricted Subsidiary on the date it becomes a Restricted Subsidiary, to the extent such Investments were not made in contemplation or in connection with its becoming a Restricted Subsidiary;

(n)
any Investments made in the Aruba Project to be used for Capital Expenditures therein of up to the sum of (X) $45,000,000 and (Y) distributions or dividends from entities operating or Controlling the Aruba Project to the Borrower or any Guarantor (directly or indirectly), in the aggregate;

(o)
other Investments; provided that (i) immediately after giving effect to such transaction on a Pro Forma Basis, the Total Leverage Ratio shall be less than 3.50 to 1.00 and (ii) immediately after giving effect to such transaction on a Pro Forma Basis, Borrower shall have Cash Equivalents on hand that is neither “restricted cash” (as determined in accordance with GAAP) nor Cage Cash, of not less than $50,000,000; and

(p)	Investments of the Borrower and its Restricted Subsidiaries existing on the Closing Date and set forth in Schedule 6.03.
6.04    Mergers, Consolidations and Acquisitions; Sales of Assets.

(a)	Merge into or consolidate with any other Person, sell, transfer, lease or otherwise dispose of all or substantially all of its assets or liquidate or dissolve, except that:

(i)
any Restricted Subsidiary may merge with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) in the case of any Restricted Subsidiary, any one or more other Restricted Subsidiaries; provided that when any Loan Party is merging with another Restricted Subsidiary (1) the continuing or surviving Person shall be a Loan Party (including a new Loan Party) or (2) if the continuing or surviving Person is not a Loan Party, the acquisition of such Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.03;

(ii)
any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and would not reasonably be expected to result in a Material Adverse Effect;

(iii)
any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.03 or (C) to the extent constituting a sale, transfer, lease or other disposition to a Restricted Subsidiary that is not a Loan Party, such sale, transfer, lease or other disposition is for fair market value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Subsidiary that is not a Loan Party in accordance with Section 6.03;

(iv)
the Borrower may merge, amalgamate or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person, or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Successor Borrower if other than the Borrower, shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (4) the Successor Borrower shall be in compliance with the covenants set forth in Sections 6.11 and 6.12 on a Pro Forma Basis as of the last day of the most recently ended Test Period and (5) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer and an opinion of counsel stating that such merger, amalgamation or consolidation complies with this Section 6.04(a)(iv); provided, further, that if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided, further, that no Default or Event of Default shall have occurred and be continuing;

(v)
any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.03; provided that if the continuing or surviving Person shall be a Restricted Subsidiary, then such Person, together with any of its

Subsidiaries that will be Restricted Subsidiaries, shall have complied with the requirements of Section 5.14 and if the other party to such transaction is not a Loan Party, no Default exists after giving effect to such transaction; and

(vi)
the Borrower or any Restricted Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation or sale, transfer, lease or other disposition of all or substantially all of its assets to effect a transaction permitted pursuant to Section 6.04(b) and, to the extent applicable, Section 2.10; provided that if the other party to such transaction is not a Loan Party, no Default exists after giving effect to such transaction.

(b)
Make any Asset Sale unless (i) such Asset Sale (other than an Asset Swap) is for consideration at least 75% of which is cash (for which purpose, “cash” shall include (A) up to an aggregate during the term of this Agreement of $5,000,000 of Indebtedness or other liabilities that are assumed by the purchaser or retained by the obligor thereof (and for which the Borrower and its Restricted Subsidiaries shall thereafter have no liability with respect thereto) or that are otherwise cancelled, forgiven or terminated in connection with the transaction with such purchaser, (B) Indebtedness (other than the Secured Obligations), to the extent that such Indebtedness is then secured by a Lien permitted under Section 6.02 that is then either senior to or pari passu with the Lien then securing the Secured Obligations on the subject property, that are assumed by the purchaser or retained by the obligor thereof (and for which the Borrower and its Restricted Subsidiaries shall thereafter have no liability with respect thereto) or that is otherwise cancelled, forgiven or terminated in connection with the transaction with such purchaser; and (C) securities convertible to cash within 365 days after the Asset Sale); and (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased, swapped or disposed of; provided that the foregoing restrictions of clauses (i) and (ii) of this Section 6.04(b) shall not apply to: (x) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority that has condemned such property, transactions in lieu of eminent domain, and other dedications of property that are required to be made to Governmental Authorities, (y) mergers effected pursuant to Section 6.04(a) or (z) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property.

6.05    Restricted Payments; Restrictive Agreements.

(a)	Declare or make, or agree to declare or make, directly or indirectly, any

Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Restricted Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (ii) the Borrower, the Restricted Subsidiaries and the Guarantors may make Restricted Payments in the form of distributions payable solely in the common stock or other common Equity Interests of such Person, (iii) the Borrower, any Restricted Subsidiary and any Guarantor may make Permitted Tax Distributions; (iv) the Borrower, any Restricted Subsidiary or any Guarantor may repurchase or redeem common stock or other common Equity Interests of the Borrower, any Restricted Subsidiary or any Guarantor to the extent required by any Gaming Authority to prevent a License Revocation or otherwise; (v) the Borrower may declare and pay dividends, repurchase stock or make other distributions in an aggregate amount up to the Available Amount, if any, on the date of such dividend payment or distribution that the Borrower elects to apply to this Section 6.05(a); provided that no Available Amount shall be used to make a Restricted Payment under this clause (a)(v) at any time when there exists and is continuing a Default or if, on a Pro Forma Basis, the First Lien Net Leverage Ratio would be less than 2.50 to 1.00, or if the Borrower is aware or should have been aware after reasonable inquiry that that any dividend or distribution previously made by any Restricted Subsidiary to the Borrower was made without the approval of any Governmental Authority that was required to be obtained (if any) to approve such dividend or distribution to the Borrower; (vi) the Borrower or any Restricted Subsidiary may make any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in any Restricted Subsidiary or any Guarantor, to the extent permitted to be made as an Investment under Section 6.03; and (vii) any Restricted Subsidiary may issue directors’ qualifying shares, and the Borrower and any Restricted Subsidiary may purchase or redeem stock issued under any compensation or employee benefits program upon the death, disability, or termination of employment of the applicable employee in an aggregate amount (for this clause (a)(vii)) not to exceed $1,000,000 in any fiscal year.

(b)
Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower, any Restricted Subsidiary or any Guarantor to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Restricted Subsidiary or any Guarantor to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law, any Gaming Authority or by any Loan Document or an Indebtedness permitted under Section 6.01(a) or (n), (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a subsidiary pending such sale; provided that such restrictions and conditions apply only to the subsidiary that is to be sold and such sale is permitted (or expected to be permitted) hereunder, (C) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or effecting a refinancing of such Indebtedness permitted hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (D) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to unsecured Indebtedness in favor of the Borrower or any Guarantor or effecting a refinancing of such Indebtedness permitted hereunder, (E) the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (F) the foregoing shall not apply to software and other Intellectual Property licenses pursuant to which a Loan Party or Restricted Subsidiary is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (G) the foregoing shall not apply to prohibitions and limitations in effect on the date hereof and listed on Schedule 6.05, (H) the foregoing shall not apply to customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures permitted hereby, (I) the foregoing shall not apply to customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (J) the foregoing shall not apply to customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 6.04, (K) the foregoing shall not apply to any agreement in effect at the time any Person becomes a subsidiary of the Borrower or an Guarantor, so long as such agreement was not entered into in contemplation of such Person becoming a subsidiary of the Borrower or an Guarantor and (L) the foregoing shall not apply to any contractual obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject to the applicable contractual obligation.
6.06    Transactions with Affiliates.     Except for transactions between or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than Affiliated Lenders in connection with the Loan Documentation), except that (i) the Borrower, any Restricted Subsidiary or any Guarantor may engage in any of the foregoing transactions in the ordinary course of business on terms and conditions not less favorable to the Borrower, such Restricted Subsidiary or such Guarantor than could be obtained on an arm’s-length basis from unrelated third parties, (ii) the Borrower, any Restricted Subsidiaries or any Guarantor may engage in any of the foregoing transactions, whether or not in the ordinary course of business, if such transactions are on terms and conditions not less favorable to the Borrower, such Restricted Subsidiary or such Guarantor than could be obtained on an arm’s-length basis from unrelated third parties, and: (1) such transaction, together with any related transactions, involves consideration of less than $2,500,000; (2) such transaction, together with any related transactions, involves consideration between $2,500,000 and $15,000,000 (inclusive), and has been approved by a majority of the disinterested members of the Borrower’s board of directors;

or (3) such transaction has been approved by the disinterested members of the Borrower’s board of directors and the applicable Borrower, Restricted Subsidiary, or Guarantor has obtained an opinion from an accounting, appraisal, consulting, or investment banking firm of recognized standing that the consideration exchanged in such transaction is fair, from a financial perspective, to the applicable Borrower, Restricted Subsidiary, or Guarantor, (iii) the Borrower, the Restricted Subsidiaries and the Guarantors may engage in transactions permitted by Sections 6.03, 6.04 and/or 6.05, (iv) the Borrower, any Restricted Subsidiary and any Guarantor may provide indemnification rights and directors’ and officers’ liability insurance coverage to any of its or its subsidiaries’ directors and officers similar to those currently in effect or containing reasonable additional indemnification rights, and (v) Affiliates may make contemporaneous purchase and/or sales of assets, Capital Stock, bonds, notes, debentures or other debt securities, and bank loans, participations or similar obligations, of the Borrower and its Restricted Subsidiaries.
6.07    Business of the Borrower, the Guarantors and the Restricted Subsidiaries.     The Borrower, each Restricted Subsidiary and each Guarantor, shall not engage at any time in any business or business activity other than a Permitted Business.
6.08    Other Indebtedness and Agreements.

(a)
Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower, any of the Restricted Subsidiaries or any of the Guarantors is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would reasonably be expected to result in a Material Adverse Effect or (ii) any material waiver, supplement, modification or amendment of (x) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, (y) an agreement set forth on Schedule 6.08(a) or (z) any lease between the Borrower or a Guarantor and an Affiliate of the Borrower or such Guarantor that has the effect of increasing the rental amounts payable thereunder, in the case of clause (y) or (z), to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders (in their capacities as Lenders) in any material respect, and in the case of clause (x), to the extent any such waiver, supplement, modification or amendment would reasonably be expected to result in a Material Adverse Effect.

(b)
Make (or give any notice in respect thereof) any payment or prepayment of principal on or redemption, repurchase, defeasance or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any Subordinated Indebtedness, except (i) any payment of principal at scheduled maturity, (ii) a refinancing permitted by Section 6.01(a), (iii) any payment to the extent made with Qualified Capital Stock of the Borrower or with the proceeds from the substantially concurrent sale of any Qualified Capital Stock of the Borrower, (iv) any refinancing of Permitted Junior Debt with other Permitted Junior Debt ,

Subordinated Indebtedness or Equity Issuances or (v) any payment required in connection with customary offers to repurchase upon an Asset Sale or a “change of control” or similar provision.
6.09    [Intentionally Omitted].
6.10    [Intentionally Omitted].
6.11    First Lien Net Leverage Ratio.     Permit the First Lien Net Leverage Ratio for the last day of any fiscal quarter set forth below to be equal to or greater than the ratio set forth below opposite such fiscal quarter.

Fiscal Quarter Ending	First Lien Net Leverage Ratio
June 30, 2012	3.50 to 1.00
September 30, 2012	3.50 to 1.00
December 31, 2012	3.50 to 1.00
March 31, 2013	3.25 to 1.00
June 30, 2013	3.25 to 1.00
September 30, 2013	3.25 to 1.00
December 31, 2013	3.25 to 1.00
March 31, 2014	3.00 to 1.00
June 30, 2014	3.00 to 1.00
September 30, 2014	3.00 to 1.00
December 31, 2014	3.00 to 1.00
March 31, 2015	2.75 to 1.00
June 30, 2015	2.75 to 1.00
September 30, 2015	2.75 to 1.00
December 31, 2015	2.75 to 1.00
March 31, 2016 and thereafter	2.50 to 1.00

6.12    Total Net Leverage Ratio.     Permit the Total Net Leverage Ratio for the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2012, to be equal to or greater than 5.00 to 1.00.
6.13    Fiscal Year.     With respect to the Borrower, change its fiscal year-end to a date other than December 31.
6.14    Sale and Leaseback Transaction.     Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.04 and such arrangement is consummated for fair value as determined at the time of consummation in good faith by the Borrower (which determination may take into account any retained interest or other investment of the Borrower or its Restricted Subsidiaries in connection with, and any other material economic terms of, such arrangement) and (b) any Capital Lease Obligations or Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.
ARTICLE VII.
Events of Default
In case of the happening of any of the following events first occurring on or after the Closing Date (each, an “Event of Default”):

(a)
any representation or warranty made or deemed made by any Loan Party to any Lenders, the Administrative Agent or the Collateral Agent in or in connection with any Loan Document, or any representation, warranty made or deemed to be made in any report, certificate, financial statement or other instrument required to be delivered by any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished and that is materially adverse to the Lenders;

(b)
default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)
default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due and payable under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)
default shall be made in the due observance or performance by the Borrower, any Restricted Subsidiary or any Guarantor of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a), 5.09 or in ARTICLE VI;

(e)
default shall be made in the due observance or performance by the Borrower, any Restricted Subsidiary or any Guarantor of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days (or 10 days if such default occurs under Sections 5.14(a) or (d)) after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)
(i) the Borrower, any Restricted Subsidiary or any Guarantor shall fail to pay any principal or interest due in respect of any Material Indebtedness, when and as the same shall become due and payable or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, in each case, taking into account any period of grace specified in the instrument or agreement under which such Material Indebtedness was created, as a result of a default or event of default (or similar event) or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided that this Section (f) shall not apply to Material Indebtedness in respect of purchase money or vendor financing if such failure is a result of a good faith dispute with the holders of such Indebtedness and such failure is remedied or waived by the holders of such Indebtedness;

(g)
one or more unstayed judgments shall be rendered against the Borrower, any Restricted Subsidiary, any Guarantor or any combination thereof for a liability (not partially or fully covered by insurance or effective indemnity) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower, any Restricted Subsidiary or any Guarantor to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $20,000,000 (to the extent not adequately covered by insurance (less any deductible) in respect of which a solvent, unaffiliated and reputable insurance company has not denied coverage in writing) or (ii) is for injunctive relief and would reasonably be expected to result in a Material Adverse Effect;

(h)
any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(i)
except as provided in Section 9.09, at any time (i) the Guarantee and Collateral Agreement with respect to any Guarantor for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement, any Security Document or any other Loan Document ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the Security Document, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document, or the Liens and claim priorities provided for in the Loan Documents, in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document; provided that, notwithstanding anything to the contrary herein, the parties hereto acknowledge that there is jurisprudence indicating that a vessel serving as a riverboat casino may not be a vessel for purposes of the Ship Mortgage Act, such that if a court were to determine that a vessel covered by any Ship Mortgage does not constitute a vessel for purposes of the Ship Mortgage Act, the Ship Mortgage Act would not be applicable to such vessel, the Ship Mortgage applicable to such vessel would not be enforceable and such Ship Mortgage would not constitute a valid preferred mortgage lien on such vessel, and, accordingly, such failure of any vessel covered by a Ship Mortgage to be secured by a valid preferred mortgage lien under the Ship Mortgage Act shall not result in any breach by the Borrower of any representations, warranties, covenants or further assurances concerning same or resulting in any Event of Default, so long as the related Vessel Security Agreement is in full force and effect and no Loan Party has contested the validity or enforceability of such Vessel Security Agreement;

(j)
any License Revocation with respect to operations contributing at least 10%, individually or in the aggregate, to the assets or Consolidated EBITDA for the latest four quarter period for which financial statements have been delivered pursuant to Section 6.04(a) or (b) of the Borrower and its Restricted Subsidiaries, taken as a whole, shall have occurred and remains continuing for more than ten Business Days;

(k)
any termination of any lease (as a result of an event of default thereunder) which is the subject of a leasehold mortgage or leasehold deed of trust securing the Obligations, or of the charter party lease of the vessel used in connection with Lighthouse Point’s gaming operations shall have occurred in each case, where such termination would reasonably be expected to have a Material Adverse Effect;

(l)
an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, any Material Subsidiary that is a Restricted Subsidiary or any Guarantor, or of a substantial part of the property or assets of the Borrower, any Material Subsidiary that is a Restricted Subsidiary or a Guarantor, under the Bankruptcy Code, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Material Subsidiary that is a Restricted Subsidiary or any Guarantor or for a substantial part of the property or assets of the Borrower, any Material Subsidiary that is a Restricted Subsidiary or a Guarantor or (iii) the winding-up or liquidation of the Borrower, any Material Subsidiary that is a Restricted Subsidiary or any Guarantor; and in each case such proceeding or petition shall continue uncontroverted within 30 days after commencement of the case or undismissed, unbonded or undischarged for 60 days after commencement of the case or an order or decree approving or ordering any of the foregoing shall be entered;

(m)
the Borrower, any Material Subsidiary that is a Restricted Subsidiary or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a reasonably timely and appropriate manner, any proceeding or the filing of any petition described in subsection (l) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Material Subsidiary that is a Restricted Subsidiary or any Guarantor, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) generally become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of effecting any of the foregoing;

(n)
the owner of the Vessel named in the applicable Ship Mortgage (to the extent such owner is the Borrower, any Restricted Subsidiary or any Guarantor) shall cease to be a citizen of the United States of America within the meaning of 46 U.S.C. Section 50501 of the United States Code entitled to own such Vessel and engage in the trade in which such Vessel is operating; or

(o)	a Change of Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in subsections (l) or (m) above of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:
declare the Loans and all other Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees, applicable payment or prepayment premium and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in subsection (l) or (m) of this Article VII, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding. Each of the Administrative Agent and the Lenders acknowledges that its ability to pursue the remedies described in this paragraph may be subject to, and limited by, the terms of applicable Gaming Laws.
Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrower fails to comply with the requirement of the financial covenants set forth in Sections 6.11 and 6.12 as of the end of any fiscal period, from the end of such fiscal period until the expiration of the 10th Business Day following the date of the delivery of the certificate calculating such financial covenants that is required to be delivered under Section 5.04(c) for such fiscal quarter (the “Equity Cure Period”), the Borrower shall have the right to cure such failure (the “Cure Right”) by applying the cash net equity proceeds derived from an issuance of common Capital Stock by the Borrower for cash during the Equity Cure Period (such cash amount being referred to as the “Cure Amount”) as described below, and pursuant to the exercise of such Cure Right, such financial covenants shall be recalculated giving effect to the following pro forma adjustments:

i)
Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the financial covenants set forth in Sections 6.11 and 6.12 with respect to any Test Period that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

ii)
if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the financial covenants set forth in Sections 6.11 and 6.12, the Borrower shall be deemed to have satisfied the financial covenants set forth in Sections 6.11 and 6.12 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants that had occurred shall be deemed cured for the purposes of this Agreement; and through the end of each Equity Cure Period, the Borrower shall be deemed to be in compliance with Sections 6.11 and 6.12 and it shall be deemed that no Event of Default shall have occurred under Sections 6.11 and 6.12 until the Equity Cure Period has expired without a sufficient Cure Amount having been delivered; provided that (i) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is exercised, (ii) there shall be a maximum of four Cure Rights exercised during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants set forth in Sections 6.11 and 6.12; and (iv) other than for determining compliance with Sections 6.11 and 6.12, all Cure Amounts shall be disregarded for all other purposes, including with respect to determining the availability of any “baskets” with respect to the other covenants contained in this Agreement or the other Loan Documents.
ARTICLE VIII.
The Administrative Agent and the Collateral Agent
8.01    Appointment of Agents.     Each of the Lenders hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Other than Sections 8.06 and 8.11(b), the provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
8.02    Rights as a Lender.     Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.
8.03    Exculpatory Provisions.
No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i)	shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)
shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii)
shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.08) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower or a Lender.
No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.
8.04     Reliance by Agent.
Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a

Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.
8.05    Delegation of Duties.
Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub‑agents appointed by such Agent. Each Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of each Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent; provided that each Agent shall exercise reasonable care in selecting any sub-agent.
8.06    Resignation of Agent.
Each Agent may at any time give notice of its resignation to the Lenders and the Borrower, which resignation shall be effective upon the earlier of (x) the appointment of a replacement Agent in accordance with this Section 8.06 and (y) 30 days after the giving of such notice. Subject to applicable Gaming Laws, upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, in each case, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed; it being agreed that any then existing Lender shall be deemed acceptable and that the Borrower shall have no consent right upon and during the continuance of an Event of Default). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, subject to applicable Gaming Laws, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as

Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as an Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
8.07    Non-Reliance on Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has had the opportunity to review the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
8.08    Withholding Tax.
To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 2.15(a) or (c), each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section. The agreements in this Section shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

8.09    No Other Duties, Etc.
Anything herein to the contrary notwithstanding, the Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder.
8.10    Enforcement.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.
8.11    Security Documents.

(a)
Agents under Security Documents. Each Lender hereby further irrevocably authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guarantee and Collateral Agreement, the Collateral and the Security Documents. Subject to Section 9.08, without further written consent or authorization from Lenders, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.08) have otherwise consented, or (ii) release any Guarantor in connection with the sale of such Guarantor in a transaction permitted by Section 6.04 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.08) have otherwise consented.

(b)	Right to Realize on Collateral and Enforce Security Documents. Anything contained in any of the Loan Documents to the contrary notwithstanding, the

Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce any Security Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, and subject to applicable law, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.
ARTICLE IX.
Miscellaneous
9.01    Notices.
(a)    Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i)    if to any Loan Party, to the Borrower at:
Tropicana Entertainment Inc.
c/o Tropicana Entertainment Inc.
3930 Howard Hughes Parkway, Fourth Floor
Las Vegas, Nevada 89169
Attention: Chief Financial Officer and General Counsel
Telecopier No.: (702) 589 3931 and (609) 345-7190
Email: LMillage@tropicanaentertainment.com; bmurtha@tropicana.net

(ii)    if to the Administrative Agent or the Collateral Agent, to it at:
UBS AG, Stamford Branch
677 Washington Boulevard, 6th Floor
Stamford, Connecticut 06901
Attention: Banking Products Services Agency
Telecopier No.: (203) 719-4176
Email: DL-UBSAgency@ubs.com

(iii)    if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Any party hereto may change its address or telecopier number for notices and other communications hereunder by written notice to the Borrower and the Agents.

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may (subject to the provisions of this Section 9.01) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including pursuant to the provisions of this Section 9.01); provided that approval of such procedures may be limited to particular notices or communications.
Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or the Lenders pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (the “Communications”), by transmitting them in an electronic medium in a format reasonably acceptable to the Administrative Agent at DL-UBSAgency@ubs.com or at such other e-mail address(es) provided to the Borrower from time to time or in such other form as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form as the Administrative Agent shall require.

Nothing in this Section 9.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications (other than any such Communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan borrowing) by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

(c)    Platform. Each Loan Party further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchant-ability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or such Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

(d)    Public/Private. Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that the Borrower identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication. The Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI. The Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith constitute MNPI, and agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 5.04(a), (b), (c) and (d) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to the Borrower’s or its affiliates’ securities or loans. “MNPI” shall mean material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.

Nothing in this Section 9.01(d) or otherwise shall modify or limit any Agent’s or any Lender’s obligations under Section 9.19 with regard to Information and the maintenance of the confidentiality of or other treatment of Information.

9.02    Survival of Agreement.     All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.12, 2.14, 2.15 and Article IX (other than Section 9.19, to the extent expressly provided therein) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
9.03    Binding Effect.     This Agreement shall become effective to the extent set forth herein when it shall have been executed by the Borrower, the Lenders as of the Closing Date and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
9.04    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee (other than an Affiliated Lender) in accordance with the provisions of paragraph (b), or with respect to an Affiliated Lender in accordance with the provisions of paragraph (i), of this Section 9.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by a Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders.
(i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a Related Fund or, (x) if an Event of Default has occurred and is continuing or (y) prior to the completion of the primary syndication of the Commitments and Loans, as determined by the Arranger (but in the case of clause (y), in consultation with the Borrower), any other assignee; provided, further, that the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or a Related Fund; and
(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or a Related Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Assumption, as of the Effective Date) shall not be less than $1.0 million, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any person (other than a natural person, a Disqualified Institution, or the Borrower or any of its Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 9.08(b) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or to establishment that no Participant is a Disqualified Institution. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)    Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and no such pledge or assignment shall be made to a Disqualified Institution. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.
(g)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(h)    Compliance with Gaming Laws. Notwithstanding anything to the contrary in this Section 9.04, (i) no assignment will be made nor any participation sold if it conflicts in any way with applicable Gaming Laws; and (ii) Lenders and participants shall comply with any notice or consent requirements under any applicable Gaming Laws.
(i)    Affiliated Lenders. Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to the Borrower, any Subsidiary or an Affiliated Lender and (y) the Borrower may, from time to time, purchase or prepay Loans, in each case, through buy-back or auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction); provided that:

(i)	only in the case of clause (y) above, no Default or Event of Default then exists or would result therefrom;

(ii)	any Loans acquired pursuant to this Section 9.04(i) by the Borrower shall be retired and cancelled promptly upon the acquisition thereof;

(iii)	no proceeds from any drawn Incremental Revolving Commitments shall be used to fund the purchase or prepayment of Loans by the Borrower pursuant to this Section 9.04(i);

(iv)
for purposes of calculating the Required Lenders, the aggregate principal amount of Loans and Incremental Term Loans held at any one time by Affiliated Lenders may not exceed 20% of the aggregate principal amount of all Loans and Incremental Term Loans outstanding at such time under this Agreement;

(v)
the aggregate principal amount of Loans (including Incremental Term Loans) held by all Affiliated Lenders will not exceed 30% of the aggregate principal amount of the Loans (including any Incremental Term Loans) outstanding at such time;

(vi)
with respect to any Loans acquired by the Borrower or any of its Subsidiaries pursuant to this Section 9.04(i), immediately after giving effect to such purchase or other acquisition of a Loan, the Borrower shall have Cash Equivalents on hand that is not “restricted cash” (as determined in accordance with GAAP) and Cage Cash that is not, in the aggregate, less than $40,000,000; and

(vii)
by its purchase or other acquisition of a Loan, each Affiliated Lender shall be deemed to have acknowledged and agreed that it has no right whatsoever (in such Person’s capacity as a Lender) so long as such Person is an Affiliated Lender to attend or receive any notice of any meeting (live or by any electronic means) in its capacity as a Lender with the Administrative Agent or any other Lender or have access to the Platform (including, without limitation, that portion of the Platform that has been designated as for “private-side” Lenders).

9.05    Expenses; Indemnity.

(a)
Costs and Expenses. The Borrower shall pay (i) (x) subject to the terms of the Engagement and Commitment Letter, all reasonable out‑of‑pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of one counsel, for the Administrative Agent and/or the Collateral Agent) in connection with the syndication of the credit facility provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), and the preparation, negotiation, execution and delivery of this Agreement and the other

Loan Documents as of the Closing Date, and (y) the administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 8.03, (ii) all out‑of‑pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the reasonable fees, charges and disbursements of one outside counsel, one special counsel per jurisdiction for the Administrative Agent and/or the Collateral Agent and one additional counsel for the Lenders as a group), in connection with the enforcement or protection of its rights, including, without limitation, such consents, approvals and rulings contemplated by Section 5.15, Section 9.09 or as set forth on Schedule 3.04, (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.05, or (B) in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all documentary and similar taxes and charges in respect of the Loan Documents.

(b)
Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof, without duplication), the Collateral Agent (and any sub-agent thereof, without duplication), each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Loan Party at any time, or any claim under Environmental Laws related in any way to the Borrower or any of its Affiliates, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)
Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.05 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

(d)
Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)	All amounts under this Section shall be due on written demand therefor.
9.06    Right of Setoff.     If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at that time and from time to time thereafter while such Event of Default is subsisting, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
9.07    Applicable Law.     THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
9.08    Waivers; Amendment.
(a)    Generally. No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 9.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
(b)    Required Consents. Subject to 9.08(c) and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:
(i)    increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);
(ii)    reduce the principal amount or premium, if any, of any Loan (except in connection with a payment contemplated by clause (viii) below) or reduce the rate of interest thereon, including any provision establishing a minimum rate (other than interest pursuant to

Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));
(iii)    (A) change the scheduled final maturity of any Loan, or any scheduled date of payment (or permitted prepayment) of or the installment otherwise due on the principal amount of any Loan under Section 2.09, (B) postpone the date for payment of any interest, premium or fees payable hereunder, (C) reduce the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), in each case, without the written consent of each Lender;
(iv)    increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;
(v)    permit the assignment or delegation by the Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;
(vi)    release the Guarantors from their Guarantee to the extent such agreement would effect a release of all or substantially all of the value of the Guarantees (except as expressly provided in the Guarantee and Collateral Agreement), or limit the Guarantors’ liability in respect of such Guarantee, without the written consent of each Lender;
(vii)    release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender;
(viii)    change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), without the written consent of each Lender directly affected thereby; provided that this clause (viii) shall not apply to any change made to any of such Sections 2.14(b), (c) or (d) or any such other provision that allows the Borrower or any Restricted Subsidiary to make payments (as consideration for an assignment, sale or participation or otherwise) on Loans without any Loan Party, the payor or the recipient of such payments complying with the pro rata sharing of payments and setoffs required by such Sections or provisions, so long as such change requires that (x) the Borrower and its Restricted Subsidiaries offer to make such payments to all Term Lenders on a pro rata basis based on the aggregate principal amount of Loans then outstanding and (y) such payments are actually allocated to the Loans whose holders have elected to make them subject to such offer on a pro rata basis based on the aggregate principal amount of all Loans that have been made so subject to such offer;
(ix)    change any provision of this Section 9.08(b) or Section 9.08(c) or (d), without the written consent of each Lender directly affected thereby;

(x)    change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;
(xi)    subordinate the Obligations to any other obligation, without the written consent of each Lender; or
(xii)    change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent.
Notwithstanding anything to the contrary herein:
(I)    no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the proviso to the first sentence of this Section 9.08(b); and
(II)    any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property; provided that in the case of an amendment to cure a defect or error, the Administrative Agent shall notify the Lenders at least five Business Days prior to such amendment becoming effective.
(c)    Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.
(d)    Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.08(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-

consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination. Lenders so replaced in connection with a Repricing Transaction shall be entitled to any applicable payment or prepayment premium.
9.09    Application of Gaming Laws.
Notwithstanding anything to the contrary herein or in any other Loan Documents, the Administrative Agent, on behalf of itself, the Collateral Agent and the other Secured Parties, acknowledges and agrees that:

(a)
This Agreement and the other Loan Documents are subject to Gaming Laws and laws involving the sale and distribution of liquor (the “Liquor Laws”). Without limiting the foregoing, each of the Administrative Agent and the Lenders acknowledges that (i) it is subject to the jurisdiction of the Gaming Authorities or Governmental Authorities enforcing such Gaming Laws or Liquor Laws (and to be called forward by such Gaming Authorities or Governmental Authorities), in their discretion, for licensing, qualification or findings of suitability or to file or provide other information and (ii) all rights, remedies and powers in or under this Agreement and the other Loan Documents, including with respect to the Collateral and the ownership, possession and operation of facilities subject to the jurisdiction of the Gaming Authorities, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Authorities. For the avoidance of doubt, each of the parties hereto acknowledge that, with respect to any Collateral held in the State of Louisiana, the Gaming Laws in such state provide that a licensed owner or any other Person may not sell, transfer, lease, hypothecate, borrow or loan money against an owner’s license and therefore, in no event shall the Collateral include any Louisiana Gaming License or any interest therein and each of the Agents and Lenders hereto hereby acknowledge and agree that they have no interest in, or rights with respect to, any Louisiana Gaming License of the Borrower or its Subsidiaries.

(b)
Each of the Administrative Agent and the Lenders agrees to cooperate with all Gaming Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over the Borrower and the other Loan Parties, including, without limitation, the provision of such documents and other information as may be requested by such Gaming Authorities or Liquor Authorities relating to the Administrative Agent, any of the Lenders, any of the Loan Parties or the Loan Documents.

(c)	Each of the Administrative Agent and the Lenders acknowledges and agrees that if a Lender is a Disqualified Lender (and such Lender is notified by the

Borrower and the Administrative Agent in writing of such Disqualification), the Borrower shall have the right to (i) with the assistance of the Administrative Agent, cause such Disqualified Lender to transfer and assign, without recourse (in accordance with Section 9.04) all of its interests, rights and obligations in Loans or Commitments or (ii) in the event that (A) the Borrower is unable to assign such Lender’s Loans or Commitments after using its best efforts to cause such an assignment and (B) no Default or Event of Default has occurred and is continuing, prepay such Disqualified Lender’s Loans and terminate its Commitments; provided, however, that in the event that a Lender is disqualified by any Gaming Authority, the Disqualified Lender must transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement at par value to any other Lender who agrees to accept such assignment regardless of whether a Default or Event of Default has occurred or is continuing. Notice to such Disqualified Lender shall be given ten days prior to the required date of assignment or prepayment, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or prepayment is required pursuant to Gaming Laws. Upon receipt of a notice in accordance with the foregoing, the Disqualified Lender shall cooperate with the Borrower in effectuating the required assignment or prepayment within the time period set forth in such notice and, in any event, not to be less than the minimum notice period set forth in the foregoing sentence. Notwithstanding anything herein to the contrary, any prepayment of a Disqualified Lender’s Loans pursuant to this Section 9.09(c) shall be at a price equal to the lesser of (i) an amount equal to the sum of the principal amount of such Loans and interest at the date such Lender became a Disqualified Lender (plus any Fees and other amounts accrued for the account of such Disqualified Lender to the date such Lender became a Disqualified Lender), (ii) the price at which such Lender acquired its Loans and interest to the date such Lender became a Disqualified Lender (plus Fees and other amounts accrued for the account of such Disqualified Lender to the date such Lender became a Disqualified Lender), (iii) such lower price as may be reasonably available in the syndicated loan market for the assignment of such Loans and (iv) such other amount as may be required by any such Gaming Authority.

(d)
If during the existence of an Event of Default hereunder or under any of the other Loan Documents it shall become necessary or, in the opinion of the Required Lenders, advisable for an agent, supervisor, receiver or other representative of the Administrative Agent or the Lenders to become licensed or found qualified under any Gaming Law as a condition of receiving the benefit of the Collateral encumbered by the Security Documents or other Loan Documents or to otherwise enforce the rights of the Administrative Agent and the Lenders under the Loan Documents, the Borrower hereby agrees to consent to the application for such license or qualification and to execute such further documents as may be required in connection with the evidencing of such consent.

(e)
The pledge of any Equity Interests of any Person that is subject to the jurisdiction of the Nevada Gaming Authorities as a licensee or registered company under the Nevada Gaming Laws (the “Pledged Gaming Interests”) will require the approval of the Nevada Gaming Authorities in order to be effective. No certificates evidencing the Pledged Gaming Interests shall be delivered to the Administrative Agent, the Collateral Agent or any custodial agent until such approval has been obtained. The certificates representing any Pledged Gaming Interests shall at all times remain within the territorial boundaries of the State of Nevada and shall be available for inspection by the Nevada Gaming Authorities immediately upon request during normal business hours. Neither the Collateral Agent nor any agent thereof shall surrender possession of the Nevada Gaming Interests to any person other than the Grantor pledging the same without the prior approval of the Nevada Gaming Authorities or as otherwise permitted by applicable Nevada Gaming Laws. Any amendment of this Agreement may require the approval of the Nevada Gaming Authorities in order to be effective.

(f)
The pledge of any Equity Interests of any Person that is subject to the jurisdiction of the Mississippi Gaming Authorities as a licensee under the Mississippi Gaming Laws will require the approval of the Mississippi Gaming Authorities in order to be effective. Further, any restriction on the transfer of, and any agreement not to encumber, any Equity Interests of any Person that is subject to the jurisdiction of the Mississippi Gaming Authorities as a licensee or registered company under the Mississippi Gaming Laws will require the approval of the Mississippi Gaming Authorities in order to be effective.

(g)
Catfish Queen Partnership in Commendum shall not, nor shall it be deemed to, (i) guarantee any Obligations, (ii) grant any Liens, or (iii) be a party to this Agreement or any other Loan Document until the taking of such actions or the entering into of such documents has been approved by the Louisiana Gaming Control Board.

(h)
A licensed owner of an Indiana riverboat casino, or an Affiliate thereof, may not enter into a debt transaction in the amount of one million dollars ($1,000,000) or greater that results in the encumbrance of the licensee’s assets without prior approval by the Indiana Gaming Commission. For the avoidance of doubt, each of the Administrative Agent and the Lenders acknowledge that, with respect to any Collateral held in Indiana, Indiana Code 4-33-4-21 provides that a licensed owner or any other person may not lease, hypothecate, borrow or loan money against an owner’s license. Therefore, in no event shall the Collateral include any Indiana Gaming License or any interest therein and each of the Administrative Agent and the Lenders hereby acknowledge, confirm and agree that they have no interest in, or rights with respect to, any Indiana Gaming License.

9.10    Interest Rate Limitation.     Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.10 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
9.11    Entire Agreement; Survival of Agreement.
(a) This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents. The terms and conditions set forth in this Agreement (including but not limited to the Commitments of the Lenders hereunder) shall supersede the terms and conditions set forth in the Engagement and Commitment Letter and the Engagement and Commitment Letter shall be deemed to be null and void in all respects, except for the provisions under the headings “Conflicts of Interest,” “No Fiduciary Relationship” and “Governing Law, Etc.” in the Engagement and Commitment Letter shall survive.
(b)    All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15 and Article IX (other than Section 9.19, except to the extent expressly provided therein) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the

Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
9.12    WAIVER OF JURY TRIAL.     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.
9.13    Marshalling; Payments Set Aside.     Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or the Administrative Agent, the Collateral Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
9.14    Severability.     In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
9.15    Independence of Covenants.     All covenants hereunder shall be given independent effect so that if a particular action or condition is expressly not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.16    Counterparts.     This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile, .pdf or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
9.17    Headings.     Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
9.18    Jurisdiction; Consent to Service of Process.

(a)
The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(b)
The Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.18(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)
Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.
9.19    Confidentiality.     Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Affiliates’ officers, directors, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto subject to this paragraph, (e) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.19, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, any Subsidiary or any Guarantor or any of their respective obligations, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.19 or becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or any Subsidiary. For the purposes of this Section, “Information” shall mean all information received from the Borrower or any Subsidiary and related to the Borrower or any Subsidiary or their businesses, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to its disclosure by the Borrower or any Guarantor; provided that, in the case of Information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. The obligations of this Section 9.19 shall terminate upon the first anniversary of the later of (x) the payment in full of the Loans or (y) the termination of any Commitments hereunder.
9.20    USA PATRIOT Act Notice.     Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act. This information must be delivered to the Lenders and the Administrative Agent no later than five days prior to the Closing Date (which prior delivery requirement may be waived by any Lender or Administrative Agent, as applicable) and thereafter promptly upon request. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.
9.21    Disclosure.     Each Loan Party and each Lender hereby acknowledges and agrees that Administrative Agent and/or its Affiliates and their respective Related Funds from time to time may hold investments in, and make other loans to, or have other relationships with any of the Loan Parties and their respective Affiliates, including the ownership, purchase and sale of Equity Interests in the Borrower or the Guarantors, and each Loan Party and each Lender hereby expressly consents to such relationships.
9.22    Obligations Absolute.
To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:
(a)    any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;
(b)    any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;
(c)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;
(d)    any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
(e)    any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or
(f)    any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.
* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TROPICANA ENTERTAINMENT INC., as Borrower

By:	/s/ Lance J. Millage
Name:	Lance J. Millage
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

UBS AG, STANFORD BRANCH, as Administrative Agent and Collateral Agent

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director
Banking Products Services, US

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director
Banking Products Services, US

[SIGNATURE PAGE TO CREDIT AGREEMENT]

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director
Banking Products Services, US

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director
Banking Products Services, US

[SIGNATURE PAGE TO CREDIT AGREEMENT]